SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:
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[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

GREAT PLAINS ENERGY INCORPORATED
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GREAT PLAINS ENERGY INCORPORATED
1201 WALNUT
KANSAS CITY, MISSOURI 64106-2124

March 19, 2007

Dear Shareholder:

      We are pleased to invite you to the Annual Meeting of Shareholders of Great Plains Energy Incorporated. The meeting will be held at 10:00 a.m. (Central Daylight Time) on Tuesday, May 1, 2007, at The Nelson-Atkins Museum of Art, 4525 Oak Street, Kansas City, Missouri 64111. The Nelson-Atkins Museum of Art is accessible to all shareholders. Shareholders with special assistance needs should contact the Corporate Secretary, Great Plains Energy Incorporated, 1201 Walnut, Kansas City, Missouri 64106-2124, no later than Friday, April 27, 2007.

      At this meeting, you will be asked to:

1.	Elect eleven directors;

2.	Ratify the appointment of independent auditors for 2007; and

3.	Ratify the amended Long-Term Incentive Program.

      The attached Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting. Your vote is important. Please review these materials and vote your shares.

      We hope you and your guest will be able to attend the meeting. Registration and refreshments will be available starting at 9:00 a.m.

Sincerely,

Michael J. Chesser
Chairman of the Board

GREAT PLAINS ENERGY

Main
39th St.
43rd St.
Nelson-Atkins
Museum of Art
47th St.
N
W
E
S
Oak St.
Rockhill Rd.

The Nelson-Atkins Museum of Art is located at 4525 Oak Street in Kansas City, Missouri, just east of the Country Club Plaza. The parking garage entrance is on Oak Street just north of the building.

GREAT PLAINS ENERGY INCORPORATED
1201 Walnut
Kansas City, Missouri 64106-2124

__________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 1, 2007
Time:	10:00 a.m. (Central Daylight Time)
Place:	The Nelson-Atkins Museum of Art
4525 Oak Street
Kansas City, Missouri 64111

PROXY STATEMENT

      This proxy statement and accompanying proxy card are being mailed, beginning March 19, 2007, to owners of our common stock for the solicitation of proxies by our Board of Directors ("Board") for the 2007 Annual Meeting of Shareholders (“Annual Meeting”). The Board encourages you to read this document carefully and take this opportunity to vote on the matters to be decided at the Annual Meeting.

      In this proxy statement, we refer to Great Plains Energy Incorporated as “we”, “us”, “Company”, or “Great Plains Energy”, unless the context clearly indicates otherwise.

About the Meeting

Why did you send me this proxy statement?

We sent you this proxy statement and the proxy card because you are a holder of our common stock and our Board of Directors is soliciting your proxy to vote at the Annual Meeting.

What will be voted on?

At the annual meeting, you will be voting on:

  The election of eleven directors to our Board;
  The ratification of the appointment of Deloitte & Touche, LLP, to be our independent registered public accounting firm in 2007; and
  The approval of our amended Long-Term Incentive Plan (“LTIP”).

How do you recommend that I vote on these matters?

The Board of Directors recommends that you vote FOR each of the people nominated to be directors, FOR the ratification of the appointment of Deloitte & Touche, LLP, and FOR the amended LTIP.

Who is entitled to vote on these matters?

You are entitled to vote if you owned our common stock as of the close of business on February 23, 2007. On that day, approximately 85,934,602 shares of our common stock were outstanding and eligible to be voted. Shares of stock held by the Company in its treasury account are not considered to be outstanding, and will not be voted or considered present at the Annual Meeting.

How many votes am I entitled to?

You are entitled to one vote for each share of our common stock on the matters presented at the Annual Meeting. Please see the section below entitled “Is cumulative voting allowed” for a description of how votes are cast for election of our directors.

How many shares need to be represented at the Annual Meeting?

A majority of the outstanding shares of the Company entitled to vote is required to be represented (either by the shareholder or the shareholder’s proxy) at the Annual Meeting. Broker non-votes withheld and abstentions will be counted for purposes of determining whether a quorum is present.

Is cumulative voting allowed?

Cumulative voting is allowed with respect to the election of our directors. This means that you have a total vote equal to the number of shares you own, multiplied by the eleven directors to be elected. Your votes for directors may be divided equally among all of the director nominees, or you may vote for one or more of the nominees in equal or unequal amounts. You may also withhold your votes for one or more of the nominees. If you withhold your votes, these withheld votes will be distributed equally among the remaining director nominees.

How many votes are needed to elect directors?

The eleven director nominees receiving the highest number of FOR votes will be elected. This is called “plurality voting”. Withholding authority to vote for some or all of the director nominees, or not returning your proxy card, will have no effect on the election of directors.

How many votes are needed to ratify the appointment of Deloitte & Touche?

Ratification requires the affirmative vote of the majority of shares voting at the Annual Meeting. Shareholder ratification of the appointment is not required, but your views are important to the Audit Committee and the Board. If shareholders do not ratify the appointment, our Audit Committee will reconsider the appointment.

How many votes are needed to approve the amended LTIP?

The majority of our shares must be voted on this matter, and an affirmative vote of the majority of shares voted is required for approval.

How can I submit a proposal to be included in next year’s proxy statement?

Shareholders wishing to have a proposal included in the proxy statement for the Annual Meeting in 2008 must submit a written proposal to the Corporate Secretary by November 21, 2007. Securities and Exchange Commission (“SEC”) rules set standards for shareholder proposal requirements to be included in a proxy statement, including that each shareholder may submit no more than one proposal for a shareholder meeting.

To be eligible to bring a proposal for inclusion in the Proxy Statement, you:

  must have continuously held at least $2,000 in market value or 1% of our common stock for at least one (1) year as of the date the proposal is submitted to us; and
  intend to continue ownership of the shares through the date of the Annual Meeting.

To be in proper written form, your proposal must set forth as to the matter you propose to bring before the Annual Meeting:

  a brief description (no more than 500 words in length) of the business to be brought before the shareholder meeting and the reasons for conducting the business at the shareholder meeting;
  your name and record address;
  the class or series and number of shares of our stock that you own beneficially or of record, including proof of ownership and length of ownership by written statement from the “record” holder of the securities or a copy of the proof of ownership filed with the SEC and a written statement of your intent to continue ownership of the shares through the date of the Annual Shareholders Meeting;
  a description of all arrangements or understandings between you and any other person or persons (including their names) in connection with your proposal, and any material interest of you in such proposal; and
  your representation that you intend to appear in person or by a qualified representative at the Annual Meeting to bring such business before the meeting.

Can I bring up matters at the Annual Meeting or other shareholder meeting, other than through the proxy statement?

If you intend to bring up a matter at a shareholder meeting, other than by submitting a proposal for inclusion in our proxy statement for that meeting, our By-Laws require you to give us notice at least 60 days, but no more than 90 days, prior to the date of the shareholder meeting. If we give shareholders less than 70 days notice of a shareholder meeting date, the shareholder's notice must be received by the Corporate Secretary no later than the close of business on the tenth (10) day following the earlier of the date of the mailing of the notice of the meeting or the date on which public disclosure of the meeting date was made.

May I ask questions at the Annual Meeting?

Yes. We expect that all of our directors, senior management, and representatives of Deloitte & Touche will be present at the Annual Meeting. We will answer your questions of general interest at the end of the Annual Meeting. We may impose certain procedural requirements, such as limiting repetitive or follow-up questions, so that more shareholders will have an opportunity to ask questions.

How can I propose someone to be a nominee for election to the Board?

The Governance Committee of the Board will consider candidates for director suggested by shareholders, applying the criteria described in the section below titled “Election of Directors” and the additional information discussed later in this answer.

Our By-Laws require shareholders wishing to make a director nomination to give notice at least 60 days, but no more than 90 days, prior to the date of the shareholder meeting. If we give shareholders less than 70 days notice of a shareholder meeting date, your notice must be received by the Corporate Secretary no later than the close of business on the tenth (10) day following the earlier of the date of mailing of the notice of the meeting or the date on which public disclosure of the meeting date was made.

For your director nominee election to be in proper written form, your notice to the Corporate Secretary must include your name and shareholder record; and
  class or series of our stock and number of shares you beneficially hold;

and your nominee's

  name, age, business address and residence address;
  principal occupation or employment;
  class or series of our stock and number of shares owned beneficially; and
  written consent to serve as a director, if elected.

The notice must also provide:

  a description of all arrangements or understandings between you and the nominee;
  a representation that you intend to appear in person or by a qualified representative at the shareholder meeting to nominate the nominee; and
  any other information relating to you and your nominee that is required to be reported in a proxy statement or other filings as required by SEC rules.

No person shall be eligible for election as a director unless nominated according to procedures in Great Plains Energy's By-Laws as described above. You may request a copy of the By-Laws by contacting the Corporate Secretary, Great Plains Energy Incorporated, 1201 Walnut, Kansas City, Missouri 64106-2124.

Who is allowed to attend the Annual Meeting?

If you own our shares, you and a guest are welcome to attend our Annual Meeting. You will need to register when you arrive at the meeting. We may also verify your name against our shareholder list. If you own shares in a brokerage account in the name of your broker or bank (“street name”), you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own our shares, it is possible that you may not be admitted to the meeting.

About Proxies

How can I vote at the Annual Meeting?

You can vote your shares either by casting a ballot during the Annual Meeting, or by proxy.

Are you soliciting proxies for the Annual Meeting?

Yes, our Board is soliciting proxies. We will pay the costs of this solicitation. In addition to the use of the mails, proxies may be solicited in person, by telephone, facsimile or other electronic means by our directors, officers and employees without additional compensation.

Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022, has been retained by us to assist in the solicitation, by phone, of votes for the fee of $8,000 plus reimbursement of out-of-pocket expenses. We will also reimburse brokers, nominees and fiduciaries for their costs in sending proxy statements to holders of our shares.

How do I vote by proxy before the Annual Meeting?

There are three ways registered shareholders may vote their shares:

By Mail By Telephone By Internet

To vote by mail, simply mark, sign and date the proxy card and return it in the postage-paid envelope provided. To vote by telephone or Internet, 24 hours a day, 7 days a week, refer to your proxy card for voting instructions. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

Properly executed proxies received by the Corporate Secretary before the close of voting at the Annual Meeting will be voted according to the directions provided. If a proxy is returned without shareholder directions, the shares will be voted as recommended by the Board.

What shares are included on the proxy card?

The proxy card represents all the shares registered to you, including all shares held in your Great Plains Energy Dividend Reinvestment and Direct Stock Purchase Plan account and Employee Savings Plus Plan.

Can I change my mind after I submit a proxy?

You may revoke your proxy at any time by:

  written notice to the Corporate Secretary;
  submission of a proxy bearing a later date; or
  casting a ballot at the Annual Meeting.

I have Company shares in a brokerage account. How do I vote these shares?

Any shares that you own in street name are not included in the total number of shares that are listed on the enclosed proxy card. Your bank or broker will send you directions on how to vote those shares.

Will my shares held in street name be voted if I don’t provide a proxy?

These shares might be voted even if you do not provide voting instructions to the broker. The current New York Stock Exchange (“NYSE”) rules allow brokers to vote shares on certain “routine” matters for which their customers do not provide voting instructions. The election of our directors and the ratification of the appointment of Deloitte & Touche are considered “routine” matters, assuming that no contest arises on these matters. However, brokers are not permitted to vote your shares regarding the approval of our amended LTIP without proper voting instructions from you.

Is my vote confidential?

We have a policy of voting confidentiality. Your vote will not be disclosed to the Board or our management except as may be required by law and in other limited circumstances.

About Householding

Are you “householding” for your shareholders with the same address?

Yes. Shareholders that share the same last name and household mailing address with multiple accounts will receive a single copy of shareholder documents (annual report, proxy statement, prospectus or other information statement) unless we are instructed otherwise. Each registered shareholder will continue to receive a separate proxy card. Any shareholder who would like to receive separate shareholder documents may call or write us at the address below, and we will promptly deliver them. If you received multiple copies of the shareholder documents and would like to receive combined mailings in the future, please call or write us at the address below. Shareholders who hold their shares in street name should contact that party regarding combined mailings.

Great Plains Energy Incorporated
Shareholder Relations
1201 Walnut
Kansas City, Missouri 64106-2124
1-800-245-5275

Can I get electronic delivery of annual shareholder reports, proxy statements and proxy cards?

Yes. This proxy statement and our annual shareholder report is available on our website at www.greatplainsenergy.com. You can also elect to receive future annual shareholder reports, proxy statements and proxy cards electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on the proxy card to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

ELECTION OF DIRECTORS
Item 1 on Proxy Card

The Board consists of eleven members. The eleven nominees have been recommended to the independent directors of the Board by the Governance Committee to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and qualified. All of the directors elected in 2006 are listed below as nominees. Each nominee has consented to stand for election, and the Board does not anticipate any nominee will be unavailable to serve. In the event that one or more of the director nominees should become unavailable to serve at the time of the Annual Meeting, shares represented by proxy may be voted for the election of a nominee to be designated by the Board. Proxies cannot be voted for more than eleven persons.

Nominees for Directors

David L. Bodde	Director since 1994
Dr. Bodde, 64, is the Senior Fellow and Professor, Arthur M. Spiro Institute for Entrepreneurial Leadership at Clemson University (since 2004). He previously held the Charles N. Kimball Chair in Technology and Innovation (1996-2004) at the University of Missouri-Kansas City. He also serves on the board of The Commerce Funds. Dr. Bodde served as a member of the Executive, Audit and Governance Committees during 2006.

Michael J. Chesser	Director since 2003
Mr. Chesser, 58, is Chairman of the Board and Chief Executive Officer - Great Plains Energy and Chairman of the Board – Kansas City Power & Light (“KCP&L”) (since October 2003). Previously he served as Chief Executive Officer of United Water (2002-2003); and President and Chief Executive Officer of GPU Energy (2000-2002). He also services on the board of UMB Financial Services Corporation. Mr. Chesser served as a member of the Executive Committee in 2006.

William H. Downey	Director since 2003
Mr. Downey, 62, is President and Chief Operating Officer - Great Plains Energy and President and Chief Executive Officer - KCP&L (since October 2003). Mr. Downey joined the Company in 2000 as Executive Vice President - KCP&L and President – KCP&L Delivery Company. Mr. Downey also serves on the board of Enterprise Financial Services Corp. and Grubb & Ellis Realty Advisors, Inc.

Mark A. Ernst	Director since 2000
Mr. Ernst, 49, is Chairman of the Board, President and Chief Executive Officer of H&R Block, Inc., a global provider of tax preparation, investment, mortgage and accounting services. Prior to his election as Chairman of the Board in 2002, Mr. Ernst was Chief Executive Officer and President. Mr. Ernst served on the Executive, Audit and Compensation and Development Committees during 2006.

Randall C. Ferguson, Jr.	Director since 2002
Mr. Ferguson, 55, is the Senior Partner for Business Development for Tshibanda & Associates, LLC (since March 2005), a consulting and project management services firm committed to assisting clients to improve operations and achieve long-lasting, measurable results. Previously he served as Senior Vice President Business Growth & Member Connections with the Greater Kansas City Chamber of Commerce (2003-2005) and the retired Senior Location Executive (1998-2003) for the IBM Kansas City Region. Mr. Ferguson served on the Audit and Governance Committees during 2006.

William K. Hall	Director since 2000
Dr. Hall, 63, is Chairman (since 2000) of Procyon Technologies, Inc., a holding company with investments in the aerospace and defense industries. He also served as Chief Executive Officer (2000-2003) of Procyon Technologies. Dr. Hall also serves on the boards of Actuant Corporation, A. M. Castle & Co., Stericycle, Inc., and W. W. Grainger, Inc. Dr. Hall served on the Audit and Governance Committees during 2006.

Luis A. Jimenez	Director since 2001
Mr. Jimenez, 62, is Senior Vice President and Chief Strategy Officer (since 2001) of Pitney Bowes Inc., a global provider of integrated mail and document management solutions. Mr. Jimenez served on the Governance and Compensation and Development Committees during 2006.

James A. Mitchell	Director since 2002
Mr. Mitchell, 65, is the Executive Fellow-Leadership, Center for Ethical Business Cultures (since 1999), a not-for-profit organization assisting business leaders in creating ethical and profitable cultures and is a Director for Capella Education Company. Mr. Mitchell served on the Compensation and Development and Governance Committees during 2006.

William C. Nelson	Director since 2000
Mr. Nelson, 69, is Chairman (since 2001) of George K. Baum Asset Management, a provider of investment management services to individuals, foundations and institutions. He also serves on the board of DST Systems. Mr. Nelson served on the Executive, Audit and Compensation and Development Committees during 2006.

Linda H. Talbott	Director since 1983
Dr. Talbott, 66, is President of Talbott & Associates (since 1975), consultants in strategic planning, philanthropic management and development to foundations, corporations, and nonprofit organizations. She is also Chairman of the Center for Philanthropic Leadership. Dr. Talbott served as the Advising Director for Corporate Social Responsibility and on the Governance and Compensation and Development Committees during 2006.

Robert H. West	Director since 1980
Mr. West, 68, serves on the boards of Burlington Northern Santa Fe Corporation and Commerce Bancshares, Inc. Mr. West served as the Lead Independent Director of the Board and as a member of the Audit, Executive and Compensation and Development Committees during 2006.

The Board of Directors recommends a vote FOR each of the listed nominees.

Director Nominating Process

The Governance Committee identifies and recommends to the independent directors of the Board the nominees for the election of directors at the shareholder meeting. At its discretion, the Governance Committee may pay a fee to third party consultants and experts to help identify and evaluate potential new nominees for director.

The Governance Committee consists of six independent directors: David L. Bodde, Chair; Randall C. Ferguson, Jr.; William K. Hall; Luis A. Jimenez; James A. Mitchell and Linda H. Talbott. The Committee held five meetings in 2006.

In accordance with the Corporate Governance Guidelines, the Governance Committee takes into account a number of factors when considering director candidates. Director nominees are selected based on their practical wisdom, mature judgment and diversity of backgrounds and business experience. Nominees should possess the highest levels of personal and professional ethics, integrity, and values and be committed to representing the interests of shareholders. The Governance Committee may also consider in its assessment the Board’s diversity in its broadest sense, reflecting geography, age, gender and ethnicity and other appropriate factors.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Item 2 on Proxy Card

Deloitte & Touche LLP has acted as our independent registered public accounting firm since 2002, and has been appointed by the Audit Committee to audit and certify our financial statements for 2007, subject to ratification by the shareholders of the Company.

Representatives from Deloitte & Touche LLP are expected to be present at the Annual Meeting, with the opportunity to make statements if they wish to do so, and are expected to be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote at the meeting is required for ratification of this appointment. If the appointment of Deloitte & Touche LLP is not ratified, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

The Board of Directors recommends a vote FOR ratification.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of six independent directors. In connection with its function to oversee and monitor the financial reporting process of Great Plains Energy, the Audit Committee’s activities in 2006 included the following:

  reviewed and discussed the audited financial statements and the audit of internal control over financial reporting with management and the independent auditors;
  discussed with Deloitte & Touche LLP, the Company’s independent auditors for the year ended December 31, 2006, the matters required to be discussed by SEC regulations and by Statement on Auditing Standards No. 61, as amended, as adopted in Rule 3200T of the Public Company Accounting Oversight Board (the “PCAOB”);
  received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by Rule 3600T of the PCAOB, and discussed with Deloitte & Touche LLP its independence from management and the Company and its subsidiaries; and
  considered whether the non-audit services in the categories below were compatible with maintaining Deloitte & Touche LLP’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Fees paid to Deloitte & Touche LLP

The following table sets forth the aggregate fees billed by Deloitte & Touche LLP for audit services rendered in connection with the consolidated financial statements and reports for 2006 and 2005 and for other services rendered during 2006 and 2005 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services:

Fee Category	2006	2005
Audit Fees	$1,905,708	$2,048,204
Audit-Related Fees	63,635	66,031
Tax Fees	31,137	79,107
All Other Fees	4,500	25,600
Total Fees:	$2,004,980	$2,218,942

Audit Fees: Consists of fees billed for professional services rendered for the audits of the annual consolidated financial statements of the Company and its subsidiaries and reviews of the interim condensed consolidated financial statements included in quarterly reports. Audit fees also include: services provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements; audit of and reports on the effectiveness of internal control over financial reporting and on management’s assessment of the effectiveness of internal control over financial reporting and other attest services, except those not required by statute or regulation; services related to filings with the SEC, including comfort letters, consents and assistance with and review of documents filed with the SEC; and accounting research in support of the audit.

Audit-Related Fees: Consists of fees billed to the Company for benefit plan audits and for assurance and related services that are reasonably related to the performance of the audit or review of consolidated financial statements of the Company and its subsidiaries and are not reported under “Audit Fees”. These services include consultation concerning financial accounting and reporting standards.

Tax Fees: Consists of fees billed to the Company for benefit plan tax services and for tax compliance and related support of tax returns and other tax services, including assistance with tax audits, and tax research and planning.

All Other Fees: Consists of fees for all other services other than those reported above. Those services in 2006 and 2005 included accounting research tool subscriptions and in 2005 also included development and facilitation of a group training course.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firms

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firms to the Company and its subsidiaries. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted for the Company and its subsidiaries policies and procedures for the pre-approval of services provided by the independent auditor. Under these policies and procedures, the Audit Committee may pre-approve certain types of services, up to aggregate fee levels established by the Audit Committee. Any proposed service within a pre-approved type of service that would cause the applicable fee level to be exceeded cannot be provided unless the Audit Committee either amends the applicable fee level or specifically approves the proposed service. The Audit Committee as well may specifically approve other audit and permissible non-audit services on a case-by-case basis. Pre-approval is generally provided for up to one year, unless the Audit Committee specifically provides for a different period. The Audit Committee receives quarterly reports regarding the pre-approved services performed by the independent registered public accounting firms. The Chairman of the Audit Committee may between meetings pre-approve audit and non-audit services provided by the independent registered public accounting firms, and report such pre-approval at the next Audit Committee meeting.

Audit Committee

Mark A. Ernst, Committee Chair
David L. Bodde, Committee Member
Randall C. Ferguson, Jr., Committee Member
William K. Hall, Committee Member
William C. Nelson, Committee Member
Robert H. West, Committee Member

APPROVAL OF THE AMENDED LONG-TERM INCENTIVE COMPENSATION PLAN
Item 3 on the Proxy Card

Overview

In 1992, our shareholders approved our LTIP, and in 2002 they approved an amendment to the LTIP to extend its term to May 5, 2012. The purposes of the LTIP are to encourage officers, employees and non-employee directors of the Company to acquire proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to enhance the value of the Company for the benefit of its customers and shareholders, and to aid in the attraction and retention of exceptionally qualified individuals upon whom the Company's success largely depends. The Board believes that the LTIP has been successful, but that it should be amended to increase the number of shares authorized to be issued and to make other changes, as described below. The Board approved the amended LTIP in February 2007, and directed it to be submitted to shareholders for approval at this Annual Meeting. The affirmative vote of the holders of a majority of our common stock represented at the Annual Meeting is required to approve the amended LTIP. If our shareholders approve, the amended LTIP will become effective for 2007 and will expire on May 1, 2017. If our shareholders do not approve, the proposed amendments to the LTIP will not be made, which means, among other things, that the term will not be extended, the current share limit will not be increased, our outside directors will not be eligible for awards under the LTIP, and compensation awarded pursuant to Performance Share grants may not be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used in this part of the proxy statement that are not otherwise defined in the proxy statement have the meanings ascribed in the LTIP.

Principal Changes Caused by the Amendments

A summary of the LTIP, as amended, is set out below. The principal changes that the amendments will make to the current form of the LTIP are:

  Allowing non-employee directors to be eligible for Awards and to defer receipt of the equity component of their compensation through Director Deferred Share Units;
  Increasing the maximum number of shares of our common stock that can be issued under the LTIP from three million to five million;
  Extending the term of the LTIP from May 5, 2012 to May 1, 2017;
  Modifying the definition of “Committee” to require that it must be comprised of at least two independent directors who qualify as “outside directors” and “non-employee directors”;
  Creating a LTIP Committee composed of two or more directors (who need not be independent) who can grant restricted stock up to an aggregate of 15,000 shares to employees;
  Modifying the definition of “Fair Market Value” from the average of the high and low prices on a particular day to the closing price on that day;
  Adding provisions to permit Awards to qualify for the performance-based compensation exception to Section 162(m) of the Code (which limits deductible compensation to $1 million for the top five named executive officers (“NEOs”) employed at the end of the year), and to set the maximum number of shares of our common stock that can be granted to any one recipient in a single taxable year at 100,000 shares;

  Reducing the general minimum restricted period on Restricted Stock from three years to one year, and extending the minimum holding period to six months after the restrictions lift from six months after the shares are granted;
  Providing the Committee the discretion to waive restrictions or conditions on Restricted Stock or Performance Shares in the event of retirement, disability, death or special circumstances;
  Prohibiting Option repricing unless such repricing is approved by our shareholders;
  Modifying the “Change in Control” definition to increase the threshold percentage of our common stock that must be beneficially owned by a “person” from 20% to 35%;
  Adding a condition that accelerated vesting of Awards does not occur upon a “Change in Control” unless the participant’s employment is terminated for “good reason” or is terminated for other than “cause” (which is known as a “double trigger”); and
  Adding provisions in response to the enactment of Section 409A of the Code.

The Board of Directors recommends a vote FOR approval.

The following is a summary of the principal features of the LTIP, as amended. This summary does not discuss every aspect of the LTIP. We urge you to read the full text of the LTIP contained in Appendix 1 of this proxy statement. We will provide without charge a copy of the LTIP to any shareholder who requests a copy.

Summary of the LTIP

Available Shares. The LTIP currently provides for a maximum of three million shares of our common stock to be issued. The amended LTIP increases this amount to five million shares. On February 28, 2007, there were 1,446,854 shares of our common stock available to be issued under the LTIP.

Eligibility. Officers, other employees and non-employee directors of Great Plains Energy and our subsidiaries (including officers or salaried full-time employees who are members of the Board) who, in the opinion of the Compensation and Development Committee (the “Committee”) make or are expected to make significant contributions to the continued growth, development and financial success of Great Plains Energy or any of our subsidiaries are eligible to receive Awards. Currently, nine of our eleven directors are non-employees.

Granting of Awards. The LTIP provides that Awards may be granted by the Committee (composed of not less than two directors, each of whom is both a “non-employee director” within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Code Section 162(m)), or any other committee of the Board to whom the Board has delegated its authority under this Plan. In addition, an LTIP Committee (comprised of two or more directors who need not be non-employee directors) may award an aggregate maximum of 15,000 shares of Restricted Stock. In no event may the Committee reprice outstanding Options unless such a repricing is approved by the Company’s shareholders.

Section 162(m) of the Code limits the Company's deduction for compensation paid to certain executive officers to $1 million per year unless such compensation is "performance-based." For purposes of satisfying this requirement with respect to stock options and, if any, stock appreciation rights, the LTIP limits the number of shares that can be subject to Awards granted to any individual during any calendar year to 100,000 shares.

Administration of the LTIP. The LTIP is administered by the Committee for, and on behalf of, the Board. The Committee has all of the powers (other than amending or terminating the LTIP) respecting the LTIP.

Types of Awards. Awards available under the LTIP are restricted stock, stock options, limited stock appreciation rights, performance shares and director deferred share units. Except as described below, Awards are paid in shares of our common stock. These shares may be newly-issued, issued out of treasury shares, or purchased by the Company in open-market transactions.

     Restricted Stock. These Awards are shares of our common stock that may be forfeited by the holder unless certain service-based or performance-based requirements are satisfied and cannot be sold, transferred, pledged or hypothecated until the end of the restriction period. The restriction period is set at the discretion of the Committee, and can be between one and ten years. The holders of the restricted stock may vote the shares, and any dividends paid on the restricted stock are subject to the same restrictions. The Committee may also impose other restrictions and conditions on the restricted stock. The Committee has the discretion to accelerate the vesting of the restricted stock. In the event a holder retires, becomes disabled or dies during the restriction period, or in other special circumstances, the Committee may, in its discretion, waive in whole or in part any or all of the remaining restrictions. After the restrictions lift, the restricted stock may not be sold or transferred for six months, except to satisfy any withholding tax liability.

     Options. These Awards give the recipients the right to purchase shares of our common stock upon the terms and conditions set by the Committee, which may include provisions for the Options to qualify as “incentive stock options” under Section 422 of the Code. The Option exercise price is set by the Committee, and must be at least 100% of the closing market price of our common stock as reported on the NYSE Composite Transactions (the “Fair Market Value”) on the Date of Grant. Each Option shall become exercisable within the Option Period set by the Committee, not to exceed ten years from its Date of Grant. Every share of our common stock purchased through the exercise of Options must be paid for in full at the time of exercise. The proceeds we receive from the exercise of Options will be used for general corporate purposes. The Options are exercisable either in full or in part, with a partial exercise not affecting the exercisability of the balance of the Options. Options cease to be exercisable at the earliest of (i) the holder’s purchase of the common stock to which the Option relates, (ii) the exercise of a related Limited Stock Appreciation Right, or (iii) the lapse of the Option. The Options are not transferable by the holder other than by will, the laws of descent, or pursuant to a proper domestic relations order.

An Option lapses upon the first occurrence of one of the following circumstances: (i) ten years from the Date of Grant; (ii) three months following the holder’s retirement; (iii) at the time of the holder’s termination of employment; (iv) at the expiration of the Option period set by the grant; or (v) twelve months from the holder’s date of disability. If, however, the holder dies within the Option period and prior to the lapse of the Option, the Option shall lapse unless it is exercised within the Option period or twelve months from the date of the holder’s death, whichever is earlier, by the holder’s legal representative or representatives or by the person or persons entitled to do so under the holder’s will or, if the holder shall fail to make the disposition of such Option or shall die intestate, by the person or persons entitled to receive said Option under the applicable laws of descent and distribution.

A participant or a transferee of a participant shall have no rights as a shareholder with respect to any shares of common stock covered by an Option, until the date the Option is exercised, except if the Committee authorizes certain dividend equivalent rights with respect to the Options.

     Limited Stock Appreciation Rights. These rights may be granted with respect to an Option at the time the Option is granted, or at any time up to six months prior to the Option’s expiration. A Limited Stock Appreciation Right allows the holder to receive cash in the amount equal to the excess of the Fair Market Value at the date of exercise over the related Option price. These rights can be exercised only if a Change in Control (as described below) occurs six months after the date of the grant of the rights, and the Options to which the rights relate has not previously been exercised.

     Performance Shares. A Performance Share is the right to receive a payment subject to satisfaction of the terms and conditions established by the Committee. Payments will normally be made in common stock; however, the Committee has the discretion to authorize payment in cash or a combination of cash and common stock. The Committee may also grant dividend equivalents related to the Performance Shares. Except in the event of a Change in Control, no payment of Performance Shares will be made before the end of the performance period. However, the Committee has the discretion to either accelerate payment, or prorate payment, where the holder retired, became disabled or died during the performance period, or in other special circumstances. Generally, the amount of performance shares a participant may receive if the established performance goals are met depends on the increase or decrease in the Share price from the Date of Grant of the Performance Shares to the date of payment. Stock received in settlement of Performance Shares may not be disposed of within six months of the date on which the Performance Shares were granted.

The performance goals to be achieved for each Award period and the amount of the Award to be distributed upon satisfaction of those performance goals shall be conclusively determined by the Committee. When the Committee determines whether a performance goal has been satisfied for any Award Period, the Committee, where the Committee deems appropriate, may make such determination using calculations which alternatively include and exclude one, or more than one, "extraordinary items" as determined under U.S. Generally Accepted Accounting Principles ("GAAP"), and the Committee may determine whether a performance goal has been satisfied for any Award Period taking into account the alternative which the Committee deems appropriate under the circumstances.

     Performance Awards. The LTIP provides that all Awards granted under the LTIP may be issued, granted, become vested or payable, as the case may be, upon the achievement of certain performance goals such that the performance awards would satisfy the requirements of Section 162(m) of the Code. The objective performance goals established by the LTIP include: earnings measures; growth or rate of growth in earnings measures; net income or loss; cash flow provided by operations; growth or rate of growth in cash flow measures; cash flow measures; reductions in expense levels; operating and maintenance cost management and employee productivity; shareholder returns; return measures; growth or rate of growth in return measures; share price; strategic business criteria; achievement of business or operational goals; and achievement of credit ratings or credit quality levels. If the Committee elects to grant Performance Awards which will satisfy the Code Section 162(m) performance-based compensation exception, the Committee will not adjust upwards the amount payable under a Performance Award, and may not waive the achievement of the applicable performance goals except in the case of death or disability of a holder. The Committee may, however, at the time it establishes the performance goals and grants the Performance Awards, elect to reserve such discretion to adjust the amounts payable under Performance Awards or waive the achievement of the applicable performance goals. All Performance Awards will be subject to the limitation, discussed above, that the maximum number of shares that can be subject to Performance Awards granted to any individual during any calendar year is 100,000 shares.

     Director Shares and Director Deferred Share Units. We may pay compensation to our non-employee directors in the form of common shares. The directors have the ability to receive this compensation on a current basis, or may elect to defer the receipt through Director Deferred Share Units. Any such election must be made prior to the calendar year in which services related to the compensation are to be performed. Dividends paid on our common stock will be converted into additional Director Deferred Share Units. On the January 31st following the non-employee director’s termination of service on our Board, all of his or her Director Deferred Share Units will be converted into an equal number of common shares and distributed to the person, with any fractional share paid in cash.

Change in Control. Within two years of a Change in Control (as defined below) of the Company, and except as the Committee may expressly provide otherwise, if a participant’s employment is terminated other than for “Cause” or if a participant voluntarily resigns for “Good Reason” (as those terms are defined in the LTIP) then (i) all Stock Options then outstanding shall become fully exercisable unless Limited Stock Appreciation Rights were granted in connection with the Stock Options which in such event the Limited Stock Appreciation Rights will be automatically exercised; (ii) all restrictions (other than restrictions imposed by law) and conditions of all Restricted Stock awards then outstanding shall be deemed satisfied as of the date of the Change in Control; and (iii) all Performance Share Awards shall be deemed to have been fully earned as of the date of the Change in Control, subject to the limitation that any Award which has been outstanding less than six months on the date of the Change in Control shall not be afforded such treatment.

Generally, a “Change in Control" will occur when: a person or group of persons acquires 35% or more of our common stock; there is a change in the majority of our Board (other than where a director’s appointment is approved by the other directors); a corporate event such as a merger or reorganization occurs where more than 40% of our voting common stock is, after the transaction, held by individuals who were not our shareholders before the transaction; or a liquidation or sale of all or substantially all of our assets occurs. No Change in Control occurs in connection with transactions where our shareholders essentially have the same ownership as they did before the transaction. For the exact definition of Change in Control, please refer to the LTIP.

Code Section 409A. The LTIP is intended to meet the requirements of this section of the Code, and all payments that are subject to this section will be paid in a manner that will meet such requirements.

Change in Capital Structure. In the event of a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving our common stock, the Committee will, if determined to be necessary, adjust the shares common stock as to which Awards may be granted under the Plan, and the shares of common stock then included in each outstanding Award.

Amendments. Our Board may at any time alter, amend, suspend or terminate the Plan. However, shareholder approval is required for any action that increases benefits or number of shares of common stock which may be issued under the LTIP, or that extends the period for granting Options, or that modifies the eligibility requirements, or otherwise requires shareholder approval. No modification that adversely affects outstanding Awards will be effective without the consent of the holders of such Awards.

New Plan Benefits Table. No benefits or amounts have been awarded or received under the amended LTIP. Because the amounts to be awarded under the LTIP, and the persons to whom the Awards may be granted, cannot easily be predicted, awards cannot be determined at this time. See our “Summary Compensation Table” and “Grants of Plan-Based Awards” table for information about awards under the current LTIP during 2006.

Federal Income Tax Consequences. Based on current provisions of the Code and the existing regulations thereunder, the anticipated U.S. federal income tax consequences of awards granted under the LTIP are as described below. The following discussion is not intended to be a complete discussion of applicable law and is based on the U.S. federal income tax laws as in effect on the date hereof. State tax consequences may in some cases differ from those described below.

     Incentive Stock Options (“ISOs”). ISOs are defined by Section 422 of the Code. A participant who is granted an ISO does not recognize taxable income either on the Date of Grant or on the date of exercise. Upon the exercise of an ISO, the difference between the fair market value of the shares received and the option price is, however, a tax preference item potentially subject to the alternative minimum tax.

Upon disposition of shares acquired from the exercise of an ISO, long-term capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. However, if the participant disposes of the shares within two years of the Date of Grant or within one year of the date of the transfer of the shares to the participant (a "Disqualifying Disposition"), then the participant will recognize ordinary income, as opposed to capital gain, at the time of disposition. In general, the amount of ordinary income recognized will be equal to the lesser of (a) the amount of gain realized on the disposition, or (b) the difference between the fair market value of the shares received on the date of exercise and the exercise price. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on the period of time the shares have been held.

The Company is not entitled to a tax deduction upon either the exercise of an ISO or the disposition of shares acquired pursuant to the exercise of an ISO, except to the extent that the participant recognizes ordinary income in a Disqualifying Disposition. For alternative minimum taxable income purposes, on the later sale or other disposition of the shares, generally only the difference between the fair market value of the shares on the exercise date and the amount realized on the sale or disposition is includable in alternative minimum taxable income.

If a participant pays the exercise price, in whole or in part, with previously acquired shares, the exchange should not affect the ISO tax treatment of the exercise. Upon the exchange, and except as otherwise described herein, no gain or loss is recognized by the participant upon delivering previously acquired shares to us as payment of the exercise price. The shares received by the participant, equal in number to the previously acquired shares exchanged therefore, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The participant, however, will not be able to utilize the prior holding period for the purpose of satisfying the ISO statutory holding period requirements. Shares received by the participant in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the shares are transferred to the participant upon exercise of the ISO. If the exercise of any ISO is effected using shares previously acquired through the exercise of an ISO, the exchange of the previously acquired shares will be considered a disposition of the shares for the purpose of determining whether a Disqualifying Disposition has occurred.

     Nonqualified Stock Options (“NQSOs”). A participant receiving a NQSO does not recognize taxable income on the Date of Grant of the NQSO, provided that the NQSO does not have a readily ascertainable fair market value at the time it is granted. In general, the participant must recognize ordinary income at the time of exercise of the NQSO in the amount of the difference between the fair market value of the shares on the date of exercise and the option price. The ordinary income recognized will constitute compensation for which tax withholding generally will be required. The amount of ordinary income recognized by a participant will be deductible by us in the year that the participant recognizes the income if we comply with the applicable withholding requirements.

Shares acquired upon the exercise of a NQSO will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the participant will recognize long-term capital gain or loss if the participant has held the shares for more than one year prior to disposition, or short-term capital gain or loss if the participant has held the shares for one year or less.

If a participant pays the exercise price, in whole or in part, with previously acquired shares, the participant will recognize ordinary income in the amount by which the fair market value of the shares received exceeds the exercise price. The participant will not recognize gain or loss upon delivering the previously acquired shares to us. Shares received by a participant, equal in number to the previously acquired common shares exchanged therefore, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. Shares received by a participant in excess of the number of such previously acquired shares will have a basis equal to the fair market value of the additional shares as of the date ordinary income is recognized. The holding period for the additional shares will commence as of the date of exercise or such other relevant date.

     Stock Appreciation Rights (“SARs”). To the extent that the requirements of the Code are met, there are no immediate tax consequences to a participant when a SAR is granted. When a participant exercises the right to the appreciation in fair market value of shares represented by a SAR, payments made in shares are normally includable in the participant's gross income for regular income tax purposes. The Company will be entitled to deduct the same amount as a business expense in the same year. The includable amount and corresponding deduction each equal the fair market value of the shares payable on the date of exercise.

     Restricted Stock. The recognition of income from an award of restricted stock for federal income tax purposes depends on the restrictions imposed on the shares. Generally, taxation will be deferred until the first taxable year the shares are no longer subject to substantial risk of forfeiture. At the time the restrictions lapse, the participant will recognize ordinary income equal to the then fair market value of the shares. The participant may, however, make an election to include the value of the shares in gross income in the year of award despite such restrictions. Generally, the Company will be entitled to deduct the fair market value of the shares transferred to the participant as a business expense in the year the participant includes the compensation in income.

     Performance Awards. Any payments or the fair market value of any shares or other property a participant receives in connection with other stock-based awards, incentive awards, or as unrestricted payments equivalent to dividends on unfunded awards or on restricted stock are includable in income in the year received or made available to the participant without substantial limitations or restrictions. Generally, the Company will be entitled to deduct the amount the participant includes in income as a business expense in the year of payment.

     Deductibility of Awards. Section 162(m) of the Code places a $1,000,000 annual limit on the compensation deductible by us or a majority-owned subsidiary paid to certain executives. The limit, however, does not apply to "qualified performance-based compensation." The Company believes that awards of stock options, SARs and certain other "performance-based compensation" awards under the LTIP to the executives subject to Code Section 162(m) will qualify for the performance-based compensation exception to the deductibility limit.

Equity Compensation Plan Information.

The following table provides information, as of December 31, 2006, regarding the number of common shares to be issued upon exercise of outstanding options, warrants and rights, their weighted average exercise price, and the number of shares of common stock remaining available for future issuance under the LTIP. The table excludes shares issued or issuable under our defined contribution savings plans.

Number of securities
remaining available for
	Number of securities to be	Weighted-average	future issuance under
	issued upon exercise of	exercise price of	equity compensation
	outstanding options,	outstanding options,	plans (excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Plan Category
Equity compensation plans	364,183 (1)	$25.52 (2)	1,878,929
approved by security
holders
Equity compensation plans	--	--	--
not approved by
security holders
Total	364,183	$25.52	1,878,929

(1)	Includes 254,711 performance shares at target performance levels and options for 109,472 shares of our common stock outstanding at December 31, 2006.
(2)	The 254,711 performance shares have no exercise price and therefore are not reflected in the weighted average exercise price.

Information regarding the common stock issued under the LTIP.

Our common stock is listed on the NYSE under the symbol "GXP." Under our Articles of Incorporation, we are authorized to issue 162,962,000 shares of stock, divided into classes as follows: 390,000 shares of Cumulative Preferred Stock with a par value of $100; 1,572,000 shares of Cumulative No Par Preferred Stock with no par value; 11 million shares of Preference Stock with no par value; and 150 million of common stock with no par value. At March 19, 2007, 390,000 shares of Cumulative Preferred Stock were issued; no shares of Cumulative No Par Preferred Stock or Preference Stock are currently outstanding but such shares may be issued from time to time in accordance with the Articles of Incorporation. The voting powers, designations, preferences, rights and qualifications, limitations, or restrictions of any series of Preference Stock are set by our board of directors when it is issued.

The holders of our common stock are entitled to receive such dividends as our board of directors may from time to time declare, subject to any rights of the holders of our preferred and preference stock. Except as otherwise authorized by consent of the holders of at least two-thirds of the total number of shares of the total outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock, we may not pay or declare any dividends on common stock, other than dividends payable in common stock, or make any distributions on, or purchase or otherwise acquire for value, any shares of common stock if, after giving effect thereto, the aggregate amount expended for such purposes during the 12 months then ended (a) exceeds 50% of net income available for dividends on Preference Stock and common stock for the preceding 12 months, in case the total of Preference Stock and common stock equity would be reduced to less than 20% of total capitalization, or (b) exceeds 75% of such net income in case such equity would be reduced to between 20% and 25% of total capitalization, or (c) except to the extent permitted in subparagraphs (a) and (b), would reduce such equity below 25% of total capitalization.

Subject to certain limited exceptions, no dividends may be declared or paid on common stock and no common stock may be purchased or redeemed or otherwise retired for consideration (a) unless all past and current dividends on Cumulative Preferred Stock and Cumulative No Par Preferred Stock have been paid or set apart for payment and (b) except to the extent of retained earnings (earned surplus).

Except as otherwise provided by law and subject to the voting rights of the outstanding Cumulative Preferred Stock, Cumulative No Par Preferred Stock, and Preference Stock, the holders of our common stock have the exclusive right to vote for all general purposes and for the election of directors through cumulative voting.

The consent of specified percentages of holders of outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock is required to authorize certain actions which may affect their interests; and if, at any time, dividends on any of the outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock shall be in default in an amount equivalent to four or more full quarterly dividends, the holders of outstanding shares of all preferred stock, voting as a single class, shall be entitled (voting cumulatively) to elect the smallest number of directors necessary to constitute a majority of the full Board of Directors, which right shall continue in effect until all dividend arrearages shall have been paid. The affirmative vote of the holders of at least 80% of the outstanding shares of common stock is required for the approval or authorization of certain business combinations with interested shareholders; provided, however, that such 80% voting requirement shall not be applicable if: the business combination shall have been approved by a majority of the continuing directors; or the cash or the fair market value of the property, securities, or other consideration to be received per share by holders of the common stock in such business combination is not less than the highest per-share price paid by or on behalf of the acquiror for any shares of common stock during the five-year period preceding the announcement of the business combination.

In the event of any dissolution or liquidation of Great Plains Energy, after there shall have been paid to or set aside for the holders of shares of outstanding Cumulative Preferred Stock, Cumulative No Par Preferred Stock, and Preference Stock the full preferential amounts to which they are respectively entitled, the holders of outstanding shares of common stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets available for distribution.

The outstanding shares of common stock are, and the shares of common stock issued in the future under the LTIP will be, fully paid and nonassessable (in the case of shares purchased under Options, upon payment of the full Option price). The holders of our common stock are not entitled to any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any redemption provisions or conversion rights.

Information incorporated by reference.

As permitted by the SEC rules, we are incorporating by reference into this proxy statement certain information contained in our Annual Report on Form 10-K for 2006. Our 10-K is included in the annual report to security holders that is delivered to you with this proxy statement. We are incorporating by reference the information contained in the following 10-K items: Item 6. Selected Financial Data; Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation; Item 8. Financial Statements and Supplementary Data; and Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

CORPORATE GOVERNANCE

Our business, property and affairs are managed under the direction of our Board, in accordance with Missouri General and Business Corporation Law and our Articles of Incorporation and By-Laws. Although directors are not involved in the day-to-day operating details, they are kept informed of our business through written reports and documents regularly provided to them. In addition, directors receive operating, financial and other reports presented by the Chairman and other officers at Board and committee meetings.

Board Attendance at Annual Meeting. The directors are expected to attend the Annual Meetings. In 2006, all directors were present at the Annual Meeting.

Meetings of the Board. The Board held fifteen meetings in 2006. Each of our directors attended at least 80% of the aggregate number of meetings of the Board and the committees to which he or she was assigned. The independent members of the Board annually elect a Lead Independent Director. Mr. West was the Lead Independent Director in 2006, and continues in that role in 2007. Mr. West, as Lead Independent Director, presides over regularly scheduled executive sessions of the non-management members of the Board, among other duties set out in our corporate governance guidelines.

Committees of the Board. The Board's four standing committees are described below. Directors' committee memberships are included in their biographical information beginning on page 9.

Executive Committee – consists of the Chairman and four independent directors and exercises the full power and authority of the Board to the extent permitted by Missouri law. The Committee generally meets when action is necessary between scheduled Board meetings.

The Committee held no meetings in 2006.

Audit Committee – consists of six independent directors and oversees the auditing, accounting and financial reporting of Great Plains Energy including:

  monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance;
  reviewing and monitoring the independence, qualifications and performance of the Company’s independent auditors and internal auditing department; and
  providing an avenue of communication among the independent auditors, management, internal auditing department and the Board.

The Board identified Mark A. Ernst, William K. Hall, William C. Nelson and Robert H. West as independent “audit committee financial experts” as that term is defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.

The Committee held seven meetings in 2006.

Compensation and Development Committee – consists of six independent directors and reviews and assists the Board in overseeing compensation and development matters including:

  aligning the interest of directors and executives with the interests of shareholders;
  motivating performance to achieve the Company's business objectives;
  developing existing and emerging executive talent within the Company;
  administering Great Plains Energy's incentive plans for senior officers; and
  recommending compensation to be paid to Board members.

The Committee held four meetings in 2006.

Governance Committee – consists of six independent directors and reviews and assists the Board with all corporate governance matters including:

  identifying and recommending nominees qualified to become board members;
  monitoring the effectiveness of the Company and its subsidiaries in meeting overall objectives and goals of the organization;
  developing, recommending and monitoring a set of appropriate corporate governance principles applicable to Great Plains Energy and its subsidiaries; and
  monitoring the effectiveness of the Company’s social responsibility program.

The Committee held five meetings in 2006.

Corporate Governance Guidelines, Committee Charters and Code of Business Conduct and Ethics.

The Board has adopted written corporate governance guidelines, charters for the Audit, Compensation and Development and Governance Committees and a Code of Business Conduct and Ethics. These documents are available on the Company’s website at www.greatplainsenergy.com. These documents are also available in print to any shareholder upon request. Requests should be directed to Corporate Secretary, Great Plains Energy Incorporated, 1201 Walnut, Kansas City, Missouri 64106.

DIRECTOR INDEPENDENCE

Our stock is listed on the NYSE, and our board uses the NYSE director and board committee independence definitions in determining whether our directors and committee members are independent. In addition, there are SEC independent requirements for the members of our Audit Committee.

The NYSE director independence definitions provide that directors cannot be independent if they do not meet certain objective standards, or if the Board determines that the director has a material relationship with the Company. The Board has determined that the following current directors (who are also nominees for directors at our Annual Meeting) are “independent” under the NYSE definitions:

David L. Bodde	William K. Hall	William C. Nelson
Mark A. Ernst	Luis A. Jimenez	Linda H. Talbott
Randall C. Ferguson	James A. Mitchell	Robert H. West

Only these independent directors are members of our Audit, Compensation and Development, and Governance Committees. All members of our Audit Committee also meet the additional NYSE and SEC independence requirements. Messrs. Chesser and Downey are not “independent” under the NYSE definitions, because they are also officers of the Company.

The Board considered all relationships between the Company, on the one hand, and the directors and their immediate families, on the other hand, as required by the NYSE definition. The following relationships were considered by the Board, and determined to not impair the independence of the directors.

Name	Relationships
David L. Bodde	Consultant to Company supplier; trustee of mutual fund family associated with bank providing banking services to Company.

Mark A. Ernst	Director of charitable and civic organizations to which the Company contributes, pays dues or fees, or has officers serving as directors; an immediate family member is an employee of a Strategic Energy electric customer.

Randall C. Ferguson	Director of charitable, civic and educational organizations to which the Company contributes, pays dues or fees, or has officers serving as directors; an immediate family member is an employee of a Strategic Energy electric customer.

William K. Hall	Director of direct and indirect suppliers to the Company.

Luis A. Jimenez	Officer of a supplier to the Company.

William C. Nelson	Director of charitable, civic and educational organizations to which the Company contributes, pays dues or fees, or has officers serving as directors; director of a supplier to the Company.

Robert H. West	Director of suppliers to the Company; director of bank providing banking services to the Company.

In addition to those matters, the Board considered the fact that our regulated electric utility subsidiary provides retail electric service to the directors, their immediate family members, and employers who are in our regulated utility’s service territory.

Related Party Transactions

Our written Code of Business Conduct and Ethics applies to our directors, officers and employees. It deals with conflicts of interest, among other things. The Code prohibits any conduct or activities that are inconsistent with the Company’s best interests, or that disrupt or impair the Company’s relationship with any person or entity which the Company has, or proposes to enter into, a business or contractual relationship. The Code also requires directors and officers to report their conflict of interest concerns to the Audit Committee. Waivers of the Code’s requirements for officers and directors can be given only by our Board or a Board Committee. No waivers have been granted.

Our directors and officers are required each year to respond to a detailed questionnaire. The questionnaire requires each director and officer to identify every non-Company organization of any type of which they or their immediate family are a director, partner, member, trustee, officer, employee, representative, consultant or significant shareholder. The questionnaire also requires disclosure of any transaction, relationship or arrangement with the Company. The information obtained from the questionnaires is then evaluated against Company records to determine the nature and amount of any transactions or relationships. The results are provided to the Governance Committee and Board for their use in determining director independence and related party disclosure obligations. There were no transactions in 2006 that are required to be reported under Item 404(a) of Regulation S-K.

In addition to these matters, the Governance Committee recently adopted written policies and procedures regarding evaluation and approval of transactions between the Company and related parties that are required to be disclosed under Section 404(a) of Regulation S-K. As used in the policies, a “related party” includes directors and officers of the Company, immediate family members of the directors and officers, any person who holds more than 5% of our voting stock, any entity that is owned or controlled by someone listed above, and any entity in which someone listed above is a director, officer, employee or a substantial shareholder. A “transaction” is defined as any transaction with the Company, including but not limited to sales or purchases of property or services, leases of property, loans, guaranties, financial arrangements or relationships. The policies and procedures currently are being implemented, based on the information provided in the most recent questionnaires. When implemented, any proposed transaction that is not categorically permitted by Item 404(a) of Regulation S-K will be reviewed by legal counsel and, if counsel determines that the matter constitutes a probable conflict of interest or a disclosable related party transaction, the matter will be referred to the Governance Committee for review and approval before the transaction is entered into.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation and Development Committee is, or was, an officer or employee of Great Plains Energy or its subsidiaries. None of our executive officers served as a director or was a member of the compensation committee (or equivalent body) of any entity where a member of our Board or Compensation and Development Committee was an executive officer.

BOARD POLICIES REGARDING COMMUNICATIONS

The Company has a process for communicating with the Board. Communications from interested parties to the non-management members of the Board can be directed to:

Dr. David L. Bodde
Chairman, Governance Committee
Great Plains Energy Incorporated
1201 Walnut
Kansas City, MO 64106

Attn: Barbara B. Curry, Corporate Secretary

Communications are forwarded to the Governance Committee to be handled on behalf of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS

The following table shows beneficial ownership of Company common stock by the directors, the NEOs, and all executive officers of the Company as of February 28, 2007. The total of all shares owned by directors and executive officers represents less than 1% of our outstanding shares. Our management has no knowledge of any person (as defined by the SEC) who owns beneficially more than 5% of our common stock.

	Shares of
	Common Stock
Name of Beneficial Owner	Beneficially Owned(1)
Named Executive Officers
Michael J. Chesser	135,759
William H. Downey	107,550
Terry Bassham	39,554
Shahid Malik	26,960
John R. Marshall	54,259

Non-Management Directors
David L. Bodde	13,157	(2)
Mark A. Ernst	11,114
Randall C. Ferguson, Jr.	6,373
William K. Hall	14,804
Luis A. Jimenez	7,065
James A. Mitchell	7,599
William C. Nelson	7,505	(3)
Linda H. Talbott	13,226
Robert H. West	10,142	(4)
All Great Plains Energy Directors and Executive	554,232
Officers As A Group (17 persons)

(1)	Includes restricted stock with restricted reinvested dividend shares and exercisable non-qualified stock options.
  Restricted Stock: Chesser – 111,807 shares; Downey – 73,715 shares; Bassham – 38,882 shares; Malik – 14, 986 shares;
             Marshall – 50,794 shares; all other executives – 83,043 shares
  Exercisable Non-Qualified Stock Options: Downey – 45,249 shares; all other executives – 22,761 shares
(2)	The nominee disclaims beneficial ownership of 1,000 shares reported and held by nominee's mother.
(3)	The nominee disclaims beneficial ownership of 62 shares reported and held by nominee’s wife.
(4)	The nominee disclaims beneficial ownership of 1,000 shares reported and held by nominee’s wife

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and person who own more than 10% of our common stock to file reports of holdings and transactions in our common stock with the SEC. Based upon our records, we believe that all required reports for 2006 have been timely filed.

DIRECTOR COMPENSATION

We compensate our non-employee directors as summarized below. Messers. Chesser and Downey are officers of the Company, and do not receive compensation for their service on the Board. We paid non-employee directors an annual retainer of $85,000 in 2006 ($50,000 of which was used to acquire shares of common stock through our Dividend Reinvestment and Direct Stock Purchase Plan). Our lead director received an additional annual retainer of $20,000, and the chairs of the Board’s Audit, Compensation and Development, and Governance Committees received an additional annual retainer of $10,000, $5,000 and $5,000, respectively. Attendance fees of $1,000 for each Board meeting and $1,000 for each committee and other meeting attended were also paid in 2006. Directors may defer the receipt of all or part of the cash retainers and meeting fees.

We offer life and medical insurance coverage for each current non-employee director. We do not expect to offer this coverage to new non-employee directors. The total premiums paid by us for this coverage in 2006 was $12,521. We pay or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings, including the expenses incurred by directors’ spouses in accompanying the directors to one Board meeting in 2006. We also match on a two-for-one basis up to $5,000 per year (which would result in a $10,000 Company match) of charitable donations made by a director to 501(c)(3) organizations that meet our strategic giving priorities and are located in KCP&L’s generation and service communities.

The following table outlines all compensation paid to our non-employee directors in 2006. We have omitted the columns for stock and option awards and non-equity incentive plan compensation, because our non-employee directors did not receive any in 2006.

DIRECTOR COMPENSATION

		Change in Pension
		Value and Nonqualified
	Fees Earned or Paid	Deferred Compensation	All other
	in Cash	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)
(a)	(b)	(f)	(g)	(h)
David L. Bodde	116,000	24,032	-	140,032
Mark A. Ernst	126,000	6,988	10,102	143,090
Randall C. Ferguson, Jr.	110,000	-	-	110,000
William K. Hall	111,000	-	-	111,000
Luis A. Jimenez	106,000	-	-	106,000
James A. Mitchell	109,000	-	-	109,000
William C. Nelson	119,000	-	10,880	129,880
Linda H. Talbott	109,000	2,568	23,621	135,189
Robert H. West	134,000	18,696	11,970	164,666

(1)	The amounts shown include retainers of $85,000, attendance fees of $1,000 for each Board and Committee meeting attended, and additional retainers for Messrs. West ($20,000), Bodde ($5,000), Ernst ($10,000) and Nelson ($5,000) as lead director and committee chairs.
(2)	The amounts shown represent the above-market earnings during 2006 on nonqualified deferred compensation.
(3)	The amounts shown consist of matching charitable contributions, spouse travel expenses to Board meetings, and premiums for life insurance and health insurance. As permitted by SEC rules, we excluded from the table perquisites and personal benefits for any director where the total value was less than $10,000.

EXECUTIVE COMPENSATION

Executive Compensation is more fully explained in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, starting on page 41. The following table shows the total salary and other compensation awarded to and earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for services rendered in all capacities to Great Plains Energy and its subsidiaries. We have omitted from the table the column for bonus awards. Compensation earned under our annual incentive plans is reported in the “Non-Equity Incentive Plan Compensation” column.

SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Michael J. Chesser	2006	650,000	1,094,691	-	936,650	281,177	105,499	3,068,017
Chairman and Chief
Executive Officer –
Great Plains Energy
William H. Downey	2006	450,000	636,411	3,215	424,305	172,201	68,101	1,754,233
President and Chief
Operating Officer –
Great Plains Energy
Terry Bassham	2006	300,000	183,297	-	223,650	27,750	49,382	784,079
Executive Vice
President - Finance &
Strategic Development
& Chief Financial
Officer – Great Plains
Energy
Shahid Malik	2006	420,000	218,558	-	1,006,591	9,963	85,847	1,740,959
President and Chief
Executive Officer –
Strategic Energy
John R. Marshall	2006	325,000	294,024	-	203,450	125,637	76,306	1,024,417
Senior Vice President -
Delivery – Kansas City
Power & Light
Company

(1)	The amounts shown in these columns are the compensation expense as recognized for financial statement reporting purposes with respect to the fiscal year in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”) for restricted stock, performance shares and options granted under our LTIP, See note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, for a discussion of the relevant assumptions used in calculating these amounts. The amounts shown are exclusive of the estimate of forfeitures related to service-based vesting conditions, as required by SEC rules. For further information on these awards, please see the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End tables later in this proxy statement.

(2)	The amounts shown in this column constitute payments made under our annual incentive plans for 2006. The amount shown for Mr. Malik also includes $592,744 paid in cash under a long-term incentive plan for the period 2005-2006.

(3)	The amounts shown in this column include the aggregate of the increase in actuarial values of each of the officer’s benefits under our pension plan and Supplemental Executive Retirement Plan and above-market earnings on compensation that is deferred on a non-tax qualified basis.

(4)	These amounts include the value of perquisites and personal benefits that are not generally available to all employees. These perquisites and personal benefits are of the following types: employer match of contributions to our 401(k) plans (which are contributed to the maximum extent permitted by law to the 401(k), with any excess contributed to the officers’ accounts in our non-qualified deferred compensation plan); flexible benefits and other health and welfare plan benefits; car allowances; club memberships; executive financial planning services; parking; spouse travel; and personal use of company tickets. The amounts also include dividends paid on restricted stock awards that are not factored into the grant date fair value required to be reported in the Grants of Plan-Based Awards Table. Dividends paid on restricted stock awards are reinvested in our common stock through our Dividend Reinvestment and Direct Stock Purchase Plan (“DRIP”), and carry the same restrictions as the underlying awards. In 2006, the following amounts of dividends were paid on restricted stock awards to our NEOs:

Name	Restricted Stock Dividends ($)
Michael J. Chesser	55,163
William H. Downey	37,236
Terry Bassham	19,886
Shahid Malik	41,315
John R. Marshall	39,985

We have omitted from the table the columns for number of securities underlying options and exercise or base price of option awards.

GRANTS OF PLAN-BASED AWARDS

								All Other
								Stock Awards:	Grant Date
								Number of	Fair Value of
								Shares of	Stock and
		Estimated Future Payouts Under			Estimated Future Payouts Under Equity			Stock or Units	Option Awards
		Non-Equity Incentive Plan Awards			Incentive Plan Awards			(#) (i)	($) (5) (l)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
(a)	(b)	($) (c)	($) (d)	($) (e)	(#) (f)	(#) (g)	(#) (h)
	February 7, 2006 (1)	325,000	650,000	1,300,000
Michael J. Chesser	February 7, 2006 (2)				12,965	25,930	51,860		731,226 (4)
	February 7, 2006 (2)							8,643	243,733
	February 7, 2006 (1)	157,500	315,000	630,000
William H. Downey	February 7, 2006 (2)				6,882	13,763	27,526		388,117 (4)
	February 7, 2006 (2)							4,587	129,353
	February 7, 2006 (1)	75,000	150,000	300,000
Terry Bassham	February 7, 2006 (2)				3,391	6,781	13,562		191,224 (4)
	February 7, 2006 (2)							2,260	63,732
	February 7, 2006 (1)	126,000	252,000	504,000
Shahid Malik	February 7, 2006 (3)	236,250	472,500	1,417,500
	February 7, 2006 (3)							5,585	157,497
	February 7, 2006 (1)	81,250	162,500	325,000
John R. Marshall	February 7, 2006 (2)				3,674	7,347	14,694		207,185 (4)
	February 7, 2006 (2)							2,449	69,062

(1)	Consists of cash awards under our 2006 annual incentive plans. The actual amounts earned in 2006 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.
(2)	Consists of awards under our LTIP for the period 2006-2008. A portion of the awards is in the form of time-based restricted stock that vests on February 7, 2009. The remainder of the awards is in the form of performance shares payable in our stock at the end of the performance period, depending on our total shareholder return for the period compared against the Edison Electric Institute index of electric utilities. The number of shares awarded can range from 0% to 200% of the target amount, as adjusted for the change in fair market value between the time of grant and the end of the award period. Dividends will be paid at the end of the period on the number of shares earned.
(3)	Consists of awards under the LTIP for the period 2006-2008 applicable to Mr. Malik. A portion of the awards is in the form of time-based restricted stock that vests on February 7, 2009. The remainder of the award is in the form of cash. Cash awards can range from 0% to 300% of the target amount, depending on the accomplishment against the following objectives at the end of the performance period: cumulative pre-tax net income; return on average book equity; cumulative sales; general and administrative expenses (excluding net interest expense) per MWh; and MWhs under management.
(4)	Calculated at target.
(5)	Grant date fair value on February 7, 2006 was $28.20 calculated in accordance with FAS 123R.

Narrative to Summary Compensation Table and Plan-Based Awards Table

Employment Agreements

Mr. Malik has a written employment agreement with the Company, and Messrs. Chesser and Marshall have ongoing employment arrangements with the Company. Mr. Malik’s employment agreement is for a three-year period ending November 10, 2007; however, the term is automatically extended for one-year periods unless either we or Mr. Malik give 60 days notice prior to the expiration of the then-current term. We have also agreed to certain compensation arrangements with Messrs. Chesser and Marshall at the time of their employment. For Mr. Chesser, if he is terminated without cause prior to age 63, he will be paid a severance amount equal to three times his annual salary and bonus; if terminated without cause between the age of 63 and 65, he will be paid a severance amount equal to the aggregate of his annual salary and bonus. In addition, Mr. Chesser is credited with two years of service for every one year of service earned under our pension plan, with such amount payable under our Supplemental Executive Retirement Plan (“SERP”). If Mr. Marshall is terminated without cause, he will be paid a severance amount equal to the target payment under the annual incentive plan plus two times his annual base salary. Mr. Marshall is also credited with two years of service for every one year of service earned under out pension plan, with such amount payable under our SERP.

Base salaries for our NEOs are set by our Board, upon the recommendations of our Compensation and Development Committee. For 2006, the base salaries were: Mr. Chesser, $650,000; Mr. Downey, $450,000; Mr. Bassham, $300,000; Mr. Malik, $420,000; and Mr. Marshall, $325,000. Our NEOs also participate in our health, welfare and benefit plans, our annual and long-term incentive plans, our pension and SERP plans (except for Mr. Malik), our non-qualified deferred compensation plan and receive certain other perquisites and personal benefits, such as car allowances, club memberships, executive financial planning services, parking, spouse travel, and personal use of company tickets.

Our NEOs have also entered into Change in Control Severance Agreements. Please see “Potential Payments Upon Termination” beginning on page 36 for a description of these agreements.

Awards

     Restricted Stock

During 2006, our Board granted equity awards to each of the NEOs. Restricted stock awarded in 2006 under our LTIP will vest on February 7, 2008. Restricted stock awards include the right to vote. Dividends paid on the restricted stock are reinvested in stock through our DRIP, and carry the same restrictions as the underlying awards. The awards were: Mr. Chesser, 8,643 shares; Mr. Downey, 4,587 shares; Mr. Bassham, 2,260 shares; Mr. Malik, 5,585 shares; and Mr. Marshall, 2,449 shares.

     Performance Shares

The Board also granted performance shares for the period 2006-2008 to the NEOs (except Mr. Malik). Performance shares are payable in our stock at the end of the performance period, depending on our total shareholder return for the period compared against the Edison Electric Institute index of electric utilities. The number of shares awarded can range from 0% to 200% of the target amount, as adjusted for the change in fair market value of our shares between the time of grant and the end of the award period. The following table describes the payout percentages:

Total Shareholder
Return Percentile Rank	Percentage Payout
81st and Above	200%
65th to 80th	150%
50th to 64th	100%
35th to 49th	50%
34th and Below	0

Dividends will be paid at the end of the period on the number of shares earned. The awards of performance shares, at target, were: Mr. Chesser, 25,930 shares; Mr. Downey, 13,763 shares; Mr. Bassham, 6,781 shares; and Mr. Marshall, 7,347 shares.

     Cash-based Long-term Incentives

Mr. Malik’s long-term incentives that were earned and granted in 2006 under long-term incentive plans were comprised of time-based restricted stock (described above) and cash based on performance. The performance is based on Strategic Energy’s long-term goals, which for the 2005-2006 period included cumulative pre-tax net income, return on average book equity, increase in customer accounts under contract, cumulative reduction in general and administrative expenses, and reduction in supply costs. In October 2006, the return on average book equity metric was eliminated. For 2006-2008 long-term incentives, weightings of the goals changed to 31.3% for cumulative pre-tax net income, and 22.9% for each of the remaining three goals. Based upon performance for the period 2005-2006, Mr. Malik was awarded $592,744 in cash. For the period of 2006-2008, Mr. Malik’s target cash-based incentive is $472,500.

     Annual Incentives

Under the annual incentive plans for 2006, our NEOs were eligible to receive up to 200% of a target bonus set as a percentage of their respective base salaries, including the following: Mr. Chesser, 100%; Mr. Downey, 70%; Mr. Bassham, 50%; Mr. Malik, 60%; and Mr. Marshall, 50%. The annual payout was based on the following weightings: 50% financial objective (core earnings for the applicable company); 30% business objectives; and 20% individual performance objectives. The Great Plains Energy and KCP&L business objectives included employee engagement, production availability, customer satisfaction and comprehensive energy plan milestones. Great Plains Energy business objectives also include financial ratios and Strategic Energy profitability. KCP&L's business objectives also include reliability and safety measures. Strategic Energy's business objectives are profitability, megawatthours under management and customer satisfaction. The annual incentives for Messrs. Chesser and Bassham were based on Great Plans Energy objectives. Mr. Downey's annual incentive was weighted equally between the Great Plains Energy and KCP&L objectives, and Mr. Malik's annual incentive was is weighted 30% and 70% between the Great Plains Energy and Strategic Energy objectives.

Based upon performance in 2006, the following annual incentives were paid: Mr. Chesser, $936,650; Mr. Downey, $424,305; Mr. Bassham, $223,650; Mr. Malik, $413,847; and Mr. Marshall, $203,450.

Salary and Bonus in Proportion to Total Compensation

As we discuss in our CD&A, one objective of our compensation program is to align management interests with those of our shareholders. The Compensation and Development Committee believes that a substantial portion of total compensation for its officers should be delivered in the form of equity-based incentives. In 2006, 75% of the long-term incentive grants to Messrs. Chesser, Downey, Bassham, and

Marshall, was in the form of performance shares which, if earned after three years based on total return to shareholders, will be paid in Company stock. To mitigate potential volatility in payouts and provide a retention device, the remaining 25% of the long-term grant was in time-based restricted shares. For Mr. Malik, 25% of his long-term grant was in time-based restricted shares, with the remaining portion of his long-term grant eligible to be paid in cash.

In 2006, we determined cash and equity incentive grants using the following proportions of base salary:

	Annual Cash	Long-term Cash	Long-term
	Incentive at	Incentive at	Equity Incentive
	Target	Target	at Target
Michael J. Chesser	100%	-	150%
William H. Downey	70%	-	115%
Terry Bassham	50%	-	85%
Shahid Malik	60%	112.5%	37.5%
John R. Marshall	50%	-	85%

We used the same percentages for determining annual and long-term incentives in 2007; however, Mr. Malik’s long-term incentive grant for the period 2007-2009 is split equally between cash and equity.

We have omitted from the table the columns for number of securities underlying unexercised options and Equity Incentive Plan Awards: Number of securities underlying unexercised unearned options.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards			Stock Awards
						Equity	Equity Incentive
	Number of				Market Value	Incentive Plan	Plan Awards:
	Securities			Number of	of Shares of	Awards:	Market or Payout
	Underlying			Shares of Stock	Stock That	Number of	Value of
	Unexercised	Option	Option	That Have Not	Have Not	Shares That	Unearned Shares
	Option (#)	Exercise	Expiration	Vested	Vested	Have Not	That Have Not
Name	Exercisable	Price ($)	Date	(#) (1)	($) (2)	Vested	Vested
(a)	(b)	(e)	(f)	(g)	(h)	(i) (3)	($) (j) (2)
				14,467	460,051
Michael J. Chesser (4)				11,981	380,996
						30,233	961,409
				9,139	290,620
						25,930	824,574
	20,000	25.55	2/6/11
William H. Downey (5)	20,000	24.90	2/5/12
	5,249	27.73	8/5/13
				10,522	334,600
				12,616	401,189
						16,719	531,664
				4,850	154,230
						13,763	437,663
						6,358	202,184
Terry Bassham (6)				10,004	318,127
				2,389	75,970
						6,781	215,636
				5,031	159,986
Shahid Malik (7)				5,534	175,981
				5,533	175,949
				5,905	187,779
				22,330	710,094
John R. Marshall (8)						7,096	225,653
				2,589	82,330
						7,347	233,635

(1)	Includes reinvested dividends on restricted stock that carry the same restrictions.
(2)	Value of the shares is calculated by multiplying the number of shares by the closing market price ($31.80) as of December 29, 2006.
(3)	The payment of performance shares is contingent upon achievement of specific performance goals over a stated period of time as approved by the Compensation and Development Committee of the Company’s Board of Directors. The number of performance shares ultimately paid can vary from the number of shares initially granted depending on Company performance, based on internal and external measures, over stated performance periods.
(4)	Mr. Chesser received a restricted stock grant on September 13, 2003 for 36,405 shares, of which 12,135 shares were not vested as of December 31, 2006. He received a performance share grant of 30,233 shares, at target, on February 1, 2005 for 30,233 shares for a two year period ending December 31, 2006, of which 11,981 shares were earned and awarded in February 2007. He received a performance share grant on February 1, 2005 for 30,233 shares, at target, for the three year period ending December 31, 2007. He received a restricted stock grant on February 7, 2006 for 8,643 shares that vest February 7, 2009. He also received a performance share grant on February 7, 2006 for 25,930 shares, at target, for the three year period ending December 31, 2008.
(5)	Mr. Downey received a restricted stock grant on September 13, 2003 for 26,476 shares, of which 8,826 were not vested as of December 31, 2006. He received a performance share grant on February 1, 2005 for 16,719 shares, at target, for a two year period ending December 31, 2006, of which 12,616 shares were earned and awarded in February 2007. He received a performance share grant on February 1, 2005 for 16,719 shares, at target, for the three year period ending December 31, 2007. He received a restricted stock grant on February 7, 2006 for 4,587 shares that vest February 7, 2009. He also received a performance share grant of 13,763 shares, at target, for the three year period ending December 31, 2008.
(6)	Mr. Bassham received a performance share grant on March 28, 2005 for 6,358 shares, at target, for the three year period ending December 31, 2007. He received a restricted stock grant on March 28, 2005 for 9,083 shares that vest on March 28, 2008. He received a restricted stock grant on February 7, 2006 for 2,260 shares that vest February 7, 2009. He also received a performance share grant on February 7, 2006, for 6,781 shares, at target, for the three-year period ending December 31, 2008.

(7)	Mr. Malik received a restricted stock grant on November 1, 2004 for 13,333 shares, of which 4,445 have not vested as of December 31, 2006. He received a restricted stock grant on February 1, 2005 for 4,956 shares that vest on February 1, 2007. He received a restricted stock grant on February 1, 2005 for 4,956 shares that vest February 1, 2008. He also received a restricted stock grant on February 7, 2006 for 5,585 shares that vest February 7, 2009.
(8)	Mr. Marshall received a restricted stock grant on May 25, 2005 for 20,275 shares that vest May 25, 2008. He received a performance share grant on May 25, 2005 for 7,096 shares, at target, for the three year period ending December 31, 2007. He received a restricted stock grant on February 7, 2006 for 2,449 shares that vest February 7, 2009. He also received a performance share grant of 7,347 shares for the three year period ending December 31, 2008.

OPTION EXERCISES AND STOCK VESTED

     We have omitted the option award columns from this table, because none of our NEOs exercised options in 2006.

	Number of Shares Acquired on	Value Realized on Vesting
Name	Vesting (#)	($)
(a)	(d)	(e)
Michael J. Chesser	26,260 (1)	825,501 (1)
William H. Downey	23,000 (2)	724,443 (2)
Terry Bassham	-	-
Shahid Malik	4,964 (3)	159,841 (3)
John R. Marshall	-	-

(1)	Restricted stock of 12,135 shares, plus 2,144 DRIP shares vested on October 1, 2006. The value realized on vesting is the closing price of $31.13 on October 2, 2006, the first business day after the vesting date, multiplied by the number of shares vested. Mr. Chesser earned 11,981 shares pursuant to a performance share grant for the period of 2005-2006, which were issued in February 2007. The value realized on vesting is assumed in the table to be the closing price of $31.80 on December 29, 2006 (the last business day of the performance period) multiplied by the number of shares awarded.
(2)	Restricted stock of 8,825 shares, plus 1,559 DRIP shares vested on October 1, 2006. The value realized on vesting is the closing price of $31.13 on October 2, 2006, the first business day after the vesting date, multiplied by the number of shares vested. Mr. Downey earned 12,616 shares pursuant to a performance share grant for the period of 2005-2006, which were issued in February 2007. The value realized on vesting is assumed in the table to be the closing price of $31.80 on December 29, 2006 (the last business day of the performance period) multiplied by the number of shares awarded.
(3)	Mr. Malik had a restricted stock grant of 4,444 shares, plus 520 DRIP shares, vest on November 10, 2006. The value realized on vesting is the closing price of $32.20 on November 10, 2006 multiplied by the number of shares vested.

The following table outlines the pension benefits for the NEOs as of December 31, 2006. We have omitted the payments during the last fiscal year because no payments were made in 2006. For a more detailed description of the Company’s Management Pension Plan and the Supplemental Executive Retirement Plan, see the CD&A in this Proxy on page 51.

PENSION BENEFITS

		Number of Years	Present Value of
		Credited Service	Accumulated
Name	Plan Name	(#)	Benefit ($)
(a)	(b)	(c)	(d)
Michael J. Chesser	Management Pension Plan	3.5	112,731
	Supplemental Executive Retirement Plan	7 (1)	660,196
William H. Downey	Management Pension Plan	6.5	244,197
	Supplemental Executive Retirement Plan	6.5	363,312
Terry Bassham	Management Pension Plan	1.5	24,854
	Supplemental Executive Retirement Plan	1.5	15,063
John R. Marshall	Management Pension Plan	1.5	46,822
	Supplemental Executive Retirement Plan	3 (1)	120,719
Shahid Malik	Management Pension Plan	N/A	-
	Supplemental Executive Retirement Plan	N/A	-

(1)	Messrs. Chesser and Marshall are credited with two years of service for every one year of service earned under our pension plan, with such amount payable under our SERP. Without this augmentation, Messrs. Chesser and Marshall would have accrued $273,732 and $36,949, respectively, under the SERP.

Our NEOs, excluding Mr. Malik, participate in our management pension plan (the “Pension Plan”) and the SERP. The Pension Plan is a funded, tax-qualified, noncontributory defined benefit pension plan. Benefits under the Pension Plan are based on the employee’s years of service and the average annual base salary over a specified period. Employees who retire after they reach 65, or whose age and years of service add up to 85 are entitled to a total monthly annuity equal to 50% of their average base monthly salary for the period of 36 consecutive months in which their earnings were highest. The annuity will be proportionately reduced if years of credited service are less than 30 or if age and years of service do not add up to 85. Employees may elect to receive their retirement benefits in a lump sum equal to the actuarial equivalent of a single life pension under the Pension Plan. Of our NEOs, only Mr. Downey is eligible for early retirement benefits under the Pension Plan. His early retirement benefits would be a monthly annuity equal to 10.9% of his average base month salary during the period of 48 consecutive months in which his earnings were highest. The compensation covered by the Pension Plan excludes any bonuses or other compensation. The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2006, the annual limitation is $220,000.

The SERP is unfunded and provides out of general assets an amount substantially equal to the difference between the amount that would have been payable under the Pension Plan in the absence of tax laws limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Plan. It also adds an additional 1/3% of highest average annual base salary for each year of credited service when the executive was eligible for supplemental benefits, up to 30 years. As mentioned, Messrs. Chesser and Marshall are credited with two years of service for every one year of service earned under our Pension Plan, with such amount payable under the SERP.

In the table above, the present value of the current accrued benefits with respect to each listed officer is based on the following assumptions: retirement at the earlier of age 62 or when the sum of age and years of service equal 85; full vesting of accumulated benefits; a discount rate of 5.9%; and use of the Pension Plan’s mortality and lump sum tables.

We have omitted from the table the column for aggregate withdrawals/distributions because there were no withdrawals or distributions in 2006 to our NEOs.

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate
	Contribution	Contributions	Earnings in	Balance at
	in Last FY	in Last FY	Last FY	Last FYE
Name	($)(1)	($)	($)(2)	($)
(a)	(b)	(c)	(d)	(f)
Michael J. Chesser	533,325	12,900	32,761	926,595
William H. Downey	302,152	6,900	85,138	1,275,454
Terry Bassham	111,825	-	-	111,825
Shahid Malik	315,097	-	26,443	593,961
John R. Marshall	361,162	6,703	28,524	647,538

(1)	Amounts in this column are included in the “Salary” column in the Summary Compensation Table.
(2)	Only the above-market earnings are reported in the Summary Compensation Table. The above-market earnings were:
Chesser - $12,616; Downey - $32,862; Marshall - $10,973; and Malik - $9,963.

Our deferred compensation plan is a nonqualified and unfunded plan. It allows selected employees, including our NEOs, to defer the receipt of up to 50% of base salary and 100% of awards under annual incentive plans. The plan provides for a matching contribution in an amount equal to 50% of the first 6% of the base salary deferred by participants, reduced by the amount of the matching contribution made for the year to the participant’s account under our Employee Savings Plus Plan, as described in CD&A. An earnings rate is applied to the deferral amounts. This rate is determined annually by the Compensation and Development Committee and is generally based on the Company’s weighted average cost of capital. The rate was set at 9.0% for 2006. Interest is compounded monthly on deferred amounts. Participants may elect prior to rendering services for which the compensation relates when deferred amounts are paid to them: either at a specified date, or upon separation from service. For our NEOs who elect payment on separation of service, amounts are paid the first business day of the seventh calendar month following their separation from service.

Potential Payments upon Termination or Change-in-Control

Our NEOs are eligible to receive payments in connection with any termination of their employment. Payments made will vary depending on the circumstances of termination, as we discuss below.

Payments under Change in Control Severance Agreements.

We have Change in Control Severance Agreements (“Change in Control Agreements”) with our NEOs, specifying the benefits payable in the event their employment is terminated within two years of a “Change in Control” or within a “protected period”. Generally, a “Change in Control” occurs if:

  Any person (as defined by SEC regulations) becomes the beneficial owner of at least 35% of our outstanding voting securities;
  A change occurs in the majority of our Board;
  A merger, consolidation, reorganization or similar transaction is consummated (unless our shareholders continue to hold at least 60% of the voting power of the surviving entity), or a liquidation, dissolution or a sale of substantially all of our assets occurs or is approved by our shareholders.

A “protected period” starts when (i) we enter into an agreement that, if consummated, would result in a Change in Control; (ii) we or another person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; (iii) any person (as defined by SEC regulations) becomes the beneficial owner of 10% or more of our outstanding voting securities; or (iv) our Board or our shareholders adopt a resolution approving any of the foregoing matters or approving a Change in Control. The protected period ends when the Change in Control transaction is either consummated, abandoned or terminated.

The benefits under the Change in Control Agreements depend on the circumstances of termination. Generally, benefits are greater if the employee is not terminated for “Cause”, or if the employee terminates employment for “Good Reason”. “Cause” is defined to mean: (i) material misappropriation of any funds, confidential information or property; (ii) the conviction of, or the entering of, a guilty plea or plea of no contest with respect to a felony (or equivalent); (iii) willful damage, willful misrepresentation, willful dishonesty, or other willful conduct that can reasonably be expected to have a material adverse effect on the Company; or (iv) gross negligence or willful misconduct in performance of the employee’s duties (after written notice and a reasonable period to remedy the occurrence).

An employee has “Good Reason” to terminate employment if: (i) there is any material and adverse reduction or diminution in position, authority, duties or responsibilities below the level provided at any time during the 90-day period prior to the “protected period”; (ii) there is any reduction in annual base salary after the start of the “protected period”; (iii) there is any reduction in benefits below the level provided at any time during the 90-day period prior to the “protected period”; or (iv) the employee is required to be based at any office or location that is more than 70 miles from where the employee was based immediately before the start of the “protected period”.

Our Change in Control Agreements have covenants prohibiting the disclosure of confidential information and preventing the employee from participating or engaging in any business that, during the employee’s employment, is in direct competition with the business of the Company within the United States (without prior written consent which, in the case of termination, will not be unreasonably withheld).

The following table sets forth our payment obligations under the Change in Control Agreements under the circumstances specified upon a termination of employment. The table and following discussion assumes that the termination took place on December 31, 2006.

Termination Reason
For Cause,
Death,
	Other than for	Disability or
	Cause, Death	Other than
Item	or Disability	Good Reason
Unpaid base salary through date of termination.	X	X
Bonus.	X (1)
Any amount credited to employee under any deferred contribution nonqualified deferred compensation
plan and any other compensation previously deferred by employee (including any interest and earnings) not paid.	X (2)
Any accrued unpaid vacation pay.	X (3)
Cash amount equal to two or three times employee’s highest annual base salary in effect during the prior 12 month period plus two or three times employee’s average annualized annual incentive comp awards paid or deferred.	X (4)
Cash amount equal to the excess of (i) the actuarial equivalent value of the monthly accrued benefits payable at age 65 under the Pension Plan and SERP, assuming additional years of service over (ii) the actuarial equivalent value of employee’s vested accrued benefits under the Pension Plan and SERP.	X (5)
Cash amount equal to unvested portion of employer contributions under the Employee Savings Plus Plan.	X (6)
Two or three years of medical, accident, disability and life insurance coverage for employee and dependents.	X (7)
Tax gross-up payment.	X (8)

(1)	The bonus must be an amount at least equal to the average annualized incentive awards paid or payable under any annual incentive compensation plan during the five fiscal years (or, if less, the years the officer was employed by the company) immediately preceding the fiscal year in which the Change in Control occurs, pro-rated for the number of days employed in the current year. The annual incentive awards payable in 2006 (and reflected in the Summary Compensation Table) exceed this average.
(2)	The amounts as of December 31, 2006, are shown in the “Nonqualified Deferred Compensation” table.
(3)	We assume for these calculations that all vacation had been taken during the year.
(4)	Messrs. Chesser and Downey receive three times their highest annual base salary and the average annualized annual incentive compensation awards during the five fiscal years (or, if less, the years they were employed by the company) immediately preceding the fiscal year in which the Change in Control occurs. Messrs. Bassham, Malik and Marshall receive two times salary and average annualized annual incentive compensation awards. These amounts are shown in the following table:

Mr. Chesser	Mr. Downey	Mr. Bassham	Mr. Malik	Mr. Marshall
$3,492,207	$1,942,775	$971,536	$2,077,622	$1,425,891

(5)	Mr. Chesser is credited with two years for every one year of credited service under the Pension Plan, plus six additional years of credited service. Mr. Downey is credited for three additional years of service. Mr. Marshall is credited for two years for every one year of credited service under the Pension Plan, plus four additional years of credit service. Mr. Bassham is credited for two additional years of service. Mr. Malik does not participate in the Pension Plan or SERP. The amounts resulting from these calculations, based on the same assumptions used to determine the benefits shown in the “Pension Benefits Table”, are:

Mr. Chesser	Mr. Downey	Mr. Bassham	Mr. Malik	Mr. Marshall
$772,927	$607,509	$39,916	-	$167,542

(6)	The unvested amounts at December 31, 2006 were:

Mr. Chesser	Mr. Downey	Mr. Bassham	Mr. Malik	Mr. Marshall
$8,716	-	$3,991	-	$3,348

(7)	The following amounts are estimated based on our current COBRA premiums for medical coverage and indicative premiums for private insurance coverage for the individuals:

Mr. Chesser	Mr. Downey	Mr. Bassham	Mr. Malik	Mr. Marshall
$67,716	$67,716	$45,144	$45,144	$67,716

(8)	The Change in Control Agreements generally provide for an additional payment to cover excise taxes imposed by Section 4999 of the Code (“Section 280G gross-up payments”). We have calculated these payments based on the estimated payments discussed above, as well as the acceleration of equity awards that are discussed below. In calculating these payments, we did not make any reductions for the value of reasonable compensation for pre-Change in Control period and post-Change in Control period service, such as the value attributed to non-compete provisions. In the event that payments are due under Change in Control Agreements, we would perform evaluations to determine the reductions attributable to these services.

Mr. Chesser	Mr. Downey	Mr. Bassham	Mr. Malik	Mr. Marshall
$2,872,589	$1,737,471	$667,488	$1,383,754	$950,617

     Acceleration of LTIP Awards

As of December 31, 2006 our LTIP provides that upon a “change in control” (which is generally consistent with the definition of Change in Control in the Change in Control Agreements, with the major difference being a lower beneficial ownership threshold percentage), (i) all stock options then outstanding are fully exercisable and all limited stock appreciation rights are automatically exercised, (ii) all restrictions on restricted stock grants are removed, and (iii) all performance share grants (unless awarded less than six months prior to the change in control) are deemed to have been fully earned. Assuming that a “change in control” occurred as of December 31, 2006, it would have had the following effects:

     Stock Options. The outstanding stock options of Mr. Downey are currently exercisable. He has limited stock appreciation rights on 20,000 option shares, which entitle him to receive cash in an amount equal to the difference between the fair market value of the shares underlying the stock appreciation rights being exercised on the date of exercise over the aggregate base or exercise price. Assuming that the limited stock appreciation rights were exercised on December 31, 2006, he would have received $125,000, less applicable withholding taxes.

     Restricted Stock. Assuming a change in control occurred as of December 31, 2006, the following amounts of restricted stock would have become unrestricted. The market value is calculated using the closing price at December 29, 2006:

	Mr. Chesser	Mr. Downey	Mr. Bassham	Mr. Malik	Mr. Marshall
Number of shares	23,606	15,372	12,393	22,003	24,919
Market Value	$750,671	$488,830	$394,097	$699,695	$792,424

     Performance Shares. Assuming a change in control occurred as of December 31, 2006, the following amounts of common stock would have been payable under outstanding performance share grants. The market value is calculated using the closing price at December 29, 2006.

	Mr. Chesser	Mr. Downey	Mr. Bassham	Mr. Malik	Mr. Marshall
Number of shares	56,163	30,482	13,139	-	14,443
Market Value *	$1,929,400	$1,047,682	$447,546	-	$492,097
*Market value includes cash dividends paid on the Performance Shares.

     Cash. Mr. Malik’s outstanding long-term incentive grants as of December 31, 2006, were in the form of both restricted stock and cash awards. Assuming a change in control occurred as of December 31, 2006, the cash awards, at target, would have been payable under the Change in Control Agreement in the aggregate amount of $922,500. This amount is included in the “Market Value of Accelerated LTIP Awards” column of the following summary table.

     Summary

	Cash Payment to	Insurance	Market Value of	Section 280G	Total
	NEO	Continuation	Accelerated LTIP	Gross-up
			Awards	Payment
Mr. Chesser	$4,289,847	$67,716	$1,929,400	$2,872,589	$9,159,552
Mr. Downey	$2,550,284	$67,716	$1,661,512	$1,737,471	$6,016,983
Mr. Bassham	$1,015,443	$45,144	$841,643	$667,488	$2,569,718
Mr. Malik	$2,077,622	$67,716	$1,622,195	$1,383,754	$5,151,287
Mr. Marshall	$1,609,326	$45,144	$1,284,521	$950,617	$3,889,608

Retirement, resignation, death or disability

Upon retirement or resignation, the named executive officer would receive all accrued and unpaid salary and benefits, including the retirement benefits discussed above. In the event of death or disability, the officer (or his beneficiary) would receive group life insurance proceeds or group disability policy proceeds, as applicable. In addition, these events would have the following effects on outstanding LTIP awards: (i) if employment is terminated by either the Company or the officer, all restricted stock and performance share awards would be forfeited; (ii) if the officer retires, becomes disabled or dies, restricted stock and performance share awards would be prorated for service during the applicable periods; (iii) if the officer retires, outstanding options expire three months from the retirement date; (iv) if the officer resigns or is discharged, outstanding options terminate; and (v) if the officer becomes disabled or dies, outstanding options terminate twelve months after disability or death.

Payments under other compensation arrangements

     Mr. Chesser

As discussed, Mr. Chesser’s employment arrangement with the Company provides that if he is terminated without cause, he will receive three times annual salary and bonus (if terminated prior to age 63), or onetime salary and bonus (if terminated between age 63 and before age 65). If Mr. Chesser were terminated without cause as of December 31, 2006 (and assuming that the Change in Control Agreement was not applicable), he would have received $4,759,950 under this arrangement.

     Mr. Marshall

As discussed, Mr. Marshall’s employment arrangement with the Company provides that if he is terminated without cause, he will receive a severance amount equal to the target payment under the annual incentive plan plus two times his annual base salary. If Mr. Marshall were terminated without cause as of December 31, 2006 (and assuming that the Change in Control Agreement was not applicable), he would have received $812,500 under this arrangement.

     Mr. Malik

Mr. Malik’s employment agreement provides for additional compensation if Mr. Malik’s employment is terminated without “cause” by the Company, or if Mr. Malik terminates his employment for “good reason”. This additional compensation is three times Mr. Malik’s annual base salary, the current year’s annual incentive (prorated through the termination date), and three times the average annual incentive compensation paid during the three most recent fiscal years (or such shorter period as Mr. Malik shall have been employed). “Cause” is generally defined as a (i) material breach of duties and responsibilities that is willful and deliberate and is not remedied within a reasonable period after notice, or (ii) commission of a felony involving moral turpitude. “Good reason” is generally defined as (i) assignment of duties that are inconsistent with those held on November 10, 2004; (ii) a change in reporting responsibilities, titles or offices; (iii) any removal or involuntary termination otherwise than as expressly permitted by the agreement; (iv) any failure to re-elect Mr. Malik to any position; (v) a reduction of more than 15% in annual base salary; or (vi) any requirement that Mr. Malik be based anywhere other than at his current location.

If Mr. Malik would have been terminated without cause, or terminated employment for good reason as of December 31, 2006 (and assuming that the Change in Control Agreement was not applicable), he would have received $1,857,598 under his employment agreement.

Compensation Discussion and Analysis (CD&A)

     This section provides information and a comprehensive analysis of the compensation awarded to, earned by, or paid to NEOs as well as material information regarding the Company’s compensation objectives, policies, and decisions pertaining to those officers. NEOs include the Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers. This section includes information regarding, among other things, the overall objectives of the Company’s compensation program, its linkage to our business objectives, and a summary of each element of compensation that we provide.

     Great Plains Energy Incorporated, headquartered in Kansas City, Missouri, is the holding company for KCP&L, a leading regulated provider of electricity in the Midwest, and Strategic Energy, L.L.C., a competitive electricity supplier. These two core businesses build value for Great Plains Energy shareholders through complementary operations that combine the reliable cash flows of a strong electric utility with growth in competitive energy management. The Company’s strategic intent is to demonstrate leadership in supplying and delivering electricity and energy solutions to meet the needs of our customers and achieve Tier I performance through daily exercise of our winning culture.

     The Company’s compensation programs are a key element in attracting, retaining, and motivating NEOs with the skills necessary to create value for shareholders and succeed within our business environment. This includes ensuring that their compensation is competitive with market levels, structured to focus NEOs on achieving complementary goals, and recognizes the challenges, opportunities and differences of our regulated and unregulated operations.

     Mr. Chesser is an officer of Great Plains Energy and Chairman of the Board of KCP&L; Messrs. Downey and Bassham are officers of both Great Plains Energy and KCP&L; Mr. Marshall is an officer of KCP&L; and Mr. Malik is an officer of Great Plains Energy and Strategic Energy.

Governance of the Company’s Compensation Program

     The Compensation and Development Committee of our Board of Directors (the “Committee”) is composed of six non-employee directors, each of whom is independent under the applicable standards of the NYSE. They include William C. Nelson (Chairman), Mark A. Ernst, Luis A. Jimenez, James A. Mitchell, Linda H. Talbott, and Robert H. West. The Committee is responsible for setting the executive compensation structure and administering the policies and plans that govern compensation for the NEOs and other executive officers. The Committee acts in accordance with a charter that has been approved by our Board and decisions by the Committee are reviewed with, and frequently approved by, the full Board. A copy of the charter, which may be amended from time to time, can be found on the company’s website at http://www.greatplainsenergy.com/investor/charters.html.

Role of Executive Officers

     Through an iterative process, Mr. Chesser develops preliminary recommendations for compensation actions for the other NEOs. The Committee reviews these preliminary recommendations and makes final recommendations for Board approval. Performance metrics and goals are also developed through an iterative process through which management, including NEOs, develop preliminary recommendations that the Committee considers in the development of final recommendations for Board approval.

     Mr. Chesser’s compensation levels and performance goals are recommended by the Committee for approval by the Board. The SVP, Corporate Services & Corporate Secretary and Mercer Human Resource Consulting (“Mercer”) may be consulted in this process.

     Changes proposed to the LTIP at this Annual Meeting would also allow, subject to certain limitations, the Company’s Board to delegate to a special committee consisting of two or more directors, who may also be officers of the Company, the authority, within specified parameters, to grant awards under the Company’s LTIP. Actions taken by those delegates would be generally treated as acts of the Board provided they are regularly reported back to the Board and Committee.

Role of Consultant

     The Committee uses Mercer as its external independent compensation consultant. Mercer was selected by the Committee several years ago following presentations from other consulting firms and based on the knowledge and industry experience of the principal proposed by Mercer, as well as their overall capabilities in the area of executive compensation. Mr. David Cross is the Principal and senior consultant who works with the Committee, and has 20 years of industry compensation experience. On a periodic basis (last done in 2005), Mercer provides the Committee with a complete review of the Company’s executive compensation programs, including plan design, all executive benefit programs, and a review of pay positioning versus performance to evaluate the magnitude of pay versus performance. On an annual basis, Mercer performs a competitive review and analysis of base and variable components. In that review, Mercer assesses the competitiveness of the Company’s compensation for executives relative to survey market data and the companies in the Company’s identified peer group.

     While Mercer is engaged by, and takes direction from, the Committee, the Senior Vice President-Corporate Services and Corporate Secretary (non-NEO) works with Mercer’s consultants in providing information, general coordination, and support. Effective in 2006, the Committee also pre-approves all other work unrelated to executive compensation proposed to be provided by Mercer to the Company and its subsidiaries, if the fees for such work would exceed $10,000.

Objectives of the Company’s Compensation Program

     The three main objectives of the Company’s Executive Compensation Program are:

  1. Attraction and Retention of Highly Qualified and Experienced Executives

     First, the program should allow the attraction and retention of highly qualified and experienced executives. Shareholders and customers are best served when the Company is able to attract and retain talent. Most of the current NEOs have been hired from outside the Company in the last four years and in each case represented the addition of an executive with considerable industry and business expertise. In order to attract this caliber of talent, it is necessary to provide an attractive and competitive compensation package in addition to other employment aspects which are of interest to potential new employees, such as career and developmental opportunities. In general, it is the Company’s goal to provide base salaries at the median of comparable companies and opportunities for variable compensation at higher levels based on performance. Although the Company may need to pay above-market base salaries in order to attract specific talent, the Company’s intent is to work towards target levels based on market over time. The Committee also takes into account internal equity, Company NEOs to other senior executives in order to measure fairness on a comparable and relative basis. When evaluating its competitive positioning, the Committee considers the results of the Company’s success in attracting and retaining talent, recognizing, however, that compensation is just one element of a total rewards package that assists in the attraction and retention of key employees.

     To help ascertain whether the Company is providing competitive compensation, the Committee utilizes Mercer’s report to the Committee, which includes detailed information with respect to base salaries, annual incentives, long-term incentives, and other specific aspects of executive compensation for each NEO, as well as Mercer’s overall findings and recommendations. Comparisons include, when appropriate, energy industry data, general industry data, and peer proxy data.

     The proxy peer group, as recommended by Mercer and last approved by the Committee in October of 2006, consists of 13 organizations of similar character, revenue size, and market capitalization as compared to the Company. The peer group companies currently include:

Allete Inc.	Equitable Resources Inc.	TECO Energy Inc.
Alliant Energy Corp.	Scana Corp.	Unisource Energy Corp.
Ameren Corp.	Pinnacle West Capital Corp.	Vectren Corp.
Black Hills Corp.	PNM Resources Inc.	Wisconsin Energy Corp.
Avista Corp.

     In 2006, management also provided Committee members with tally sheets on all NEOs, which provided extensive detail on past and current compensation amounts, as well as payout estimates under various separation scenarios. Management also provided the chair of the Committee with various internal equity comparisons relating to CEO compensation.

     As more fully discussed in Section 3 of this CD&A, the Committee utilizes multiple elements of compensation to successfully achieve its executive attraction and retention objectives. The Committee considers the competitiveness of each individual element of compensation, as well as the competitiveness of total cash comparisons and total direct compensation comparisons. However, the Committee has not elected to adopt policies for allocating between long-term and currently-paid-out compensation, or between cash, non-cash, and other forms of non-cash compensation.

2.	Motivate Executives to Achieve Strong Short-term and Long-term Financial and Operational Results

     The second objective of the Company’s program is to motivate executives to achieve strong short-term and long-term financial and operational results. The Company believes that pay and performance should be linked with objectives for which employees can have a clear line of sight, and this is principally accomplished through variable compensation opportunities. Metrics used for incentive pay are aligned with the Company’s strategy, such as those associated with the Comprehensive Energy Plan for KCP&L or megawatt hours under management at Strategic Energy. Individual contributions to results are also reflected in variable compensation and include how those results are achieved. This encompasses, for example, an evaluation as to whether the executive is providing leadership by engaging employees or demonstrating accountability for results. Because there is no guarantee that any of the variable components will be paid, variable compensation arrangements put a significant aspect of pay “at risk.” The Company must achieve specific levels of financial and operating performance to allow executives to earn this portion of their compensation. In addition, utilizing a strong variable compensation element allows the Committee to recognize and reward outstanding performance. Great Plains Energy is a performance-driven company, reflecting a strong pay-for-performance culture that enables the Company to attract executives who are motivated, by the prospects of high levels of performance and rewards. The Company uses a balanced scorecard approach in setting the NEOs’ incentive plan goals, which include financial, operational, and individual components for the annual plan and key operational and/or financial measures for the long-term plan. The Committee reviews the alignment between executive pay and performance on an annual basis and works to ensure a balance of both short-term and long-term interests. Variable compensation targets for the NEOs have represented between 55-70% of total direct compensation, so it is a significant component of pay.

  3. Ensure the Alignment of Management Interests with Those of Shareholders

     The third objective of the Company’s Compensation Program is to align management interests with those of our shareholders. The Committee believes that a substantial portion of total compensation for its NEOs should be delivered in the form of equity-based incentives. In 2006, for Messrs. Chesser, Downey, Bassham, and Marshall, 75% of long-term incentive grants was in the form of performance shares which, if earned after three years based on total return to shareholders, will be paid out in Company stock. To mitigate potential volatility in payouts and provide a retention device, the remaining 25% of the long-term grant was in the form of time-based restricted shares. For Mr. Malik, 25% of his long-term grant was in time-based restricted shares, with the remaining portion of his long-term grant eligible to be paid in cash. In addition, the Committee has also implemented share ownership guidelines for executives to further align them with shareholder interests. For NEOs, the share ownership guidelines reflect a level of five times base salary for Mr. Chesser; four times base salary for Mr. Downey; and three times base salary for Messrs. Bassham, Marshall, and Malik. The Committee reviews the status of NEO share ownership on a regular basis.

Elements of Compensation

The primary elements of compensation include:
  Cash compensation in the form of base salaries, annual incentives, discretionary bonuses, and the cash portion of Strategic Energy’s long-term incentives
  Equity compensation under the Company’s LTIP
  Perquisites
  Deferred compensation plan
  Post-termination compensation
  Pension plan and supplemental pension plan
  Employee savings plan

Cash Compensation

     Cash compensation to NEOs includes (i) a base salary that is a fixed amount and considered periodically for adjustment based on individual performance and internal and external comparisons, and (ii) an annual incentive plan that motivates executives to pursue specific goals and objectives consistent with the strategic direction set by the Board. Mr. Malik’s long-term incentives, as an officer of Strategic Energy, also includes a payout which, if earned, is paid in cash. The Committee has not chosen to target a specific percentage of total compensation for NEOs to be delivered in cash or cash opportunities as it believes this will vary based on position and circumstance.

Base Salary

     Base salaries are generally reviewed at the February Committee meeting, approved by the Board, and, if adjusted, made retroactive to the first of the year. The Committee considers base salaries for NEOs concurrently with an evaluation prepared by management of each NEO’s performance for the prior year. The Committee also considered preliminary base salary recommendations from Mr. Chesser with respect to the other NEOs. Salary recommendations are not determined by formula, but instead take into consideration job responsibilities, level of experience, individual performance, internal comparisons, comparisons of the salaries of executives in similar positions obtained from market surveys, and other competitive data and input provided by Mercer. For 2006, each of the NEO positions was matched to a comparable position in one to four surveys, including peer group proxies, utility surveys, and general industry surveys. The goal is for base salaries, in general, to approximate the median salaries of individuals in comparable positions in companies of similar size within the relevant industry or function. The Company believes this is necessary to meet the attraction and retention objective as discussed earlier. If an NEO or other executive’s base salary is above or below what is considered to be market median, the intent is generally to move the individual to market median within a three-year period, barring any other considerations the Committee believes are relevant, such as succession prospects, as one example. Messrs. Bassham, Chesser, Downey, Malik, and Marshall received base salary increases effective January 1, 2006, ranging from 1.6% to 9.1% . Larger increases were given when individuals were significantly less than market medians and demonstrated a high level of performance. For Mr. Chesser, the Committee considered the financial performance of the Company; the cost and quality of services provided; leadership in enhancing the long-term value of the Company; performance against other pre-established objectives; survey and peer group data; length of service; and prior year increases.

     Effective January 1, 2007, base salary increases were given to the NEOs ranging from 3.0% to 11.5% .

Annual Incentives

     The Company’s annual incentive program is based upon pre-established Company and business unit financial and operational metrics, as well as individual performance. Performance goals are developed through an iterative process. Based on a review of business plans, management, including the NEOs, develops preliminary recommendations relating to both the goals and metrics for Committee review. Metric levels, at the Committee’s direction, are established so that the target level reflects what is in the business plan and has a 50% probability of achievement. The threshold and maximum levels have 80% and 20% probabilities of achievement, respectively. The Committee reviews management’s preliminary recommendations, makes revisions to these preliminary recommendations as the Committee deems advisable or necessary and recommends the final goals and metrics to the Board for its approval. In establishing final goals, the Committee strives to ensure that: incentives are aligned with the strategic goals set by the Board; goals are sufficiently ambitious so as to provide a meaningful incentive; and bonus payments, assuming target levels of performance are attained, will be consistent with the overall compensation program established by the Committee.

     Awards for 2005 performance were paid or eligible for deferral following the Board meeting in February 2006. For all executives, including NEOs, in the Great Plains Energy/KCP&L Annual Incentive Plan, the total amount available for payment was determined by corporate earnings per share initially set and approved by the Committee in January 2005. Corporate earnings per share results were at the maximum level of 150% of target. Other corporate and business unit measures considered in the calculation of incentive awards included return on invested capital, total earnings, operating cash flow, a customer satisfaction index, customer retention rate, net generation, delivery system reliability, supply cost reductions, megawatt hour sales, safety, culture initiatives implementation, diversity spend, and individual performance. Individual awards earned by NEOs are shown in Summary Compensation Table and ranged from 129% to 154% of target. Messrs. Chesser and Bassham’s award were based 80% on Great Plains Energy performance and 20% on individual performance. Mr. Downey’s award was based 40% on Great Plains Energy performance; 40% on KCP&L performance; and 20% on individual performance. Mr. Marshall’s award was based 20% on Great Plains Energy’s performance; 60% on KCP&L’s performance; and 20% on individual performance. Mr. Malik’s award was based 20% on Great Plain Energy’s performance; 60% on Strategic Energy’s performance; and 20% on individual performance. With the exception of Mr. Marshall, whose employment arrangement specified otherwise, annual awards to NEOs and other executives were prorated in the event they were employed for less than a full year.

     For 2005 awards paid in 2006 for Strategic Energy executives, and including Mr. Malik, the total amount available for payment was determined by Strategic Energy’s pre-tax income. Other measures considered in the calculation of Strategic Energy’s incentive awards included customer retention, megawatt hour sales, supply costs reduction, retail price turnaround time, and implementation of a supply management system. Individual performance was also taken into account. Pre-tax net income was accomplished at 130% of target, and the remaining scorecard goals were accomplished at 100% of target.

     In 2006, the Committee developed, with input from Mercer, a revised structure for the Annual Incentive Plan for all executives, including NEOs. The new structure provided a financial objective of core earnings weighted at 50% and relating to the earnings for the executive’s primary business or as determined by the Committee; 30% reflecting key Great Plains Energy, KCP&L, and/or Strategic Energy business objectives; and 20% as a discretionary individual performance component. Key business objectives for Great Plains Energy executives included financial ratios, expected future margin, customer satisfaction, equivalent plant availability, employee engagement, and comprehensive energy plan progress. Key business objectives for KCP&L included reliability, equivalent plant availability, safety, customer satisfaction, employee engagement, and comprehensive energy plan progress. Key business objectives for Strategic Energy included expected future margin and megawatt hours under management.

     Target incentives for each of the NEOs were established as a percentage of base pay, using survey data provided by Mercer for comparable positions and markets, as well as comparisons for internal equity. In February of 2006, Mercer provided the Committee with market data on short-term incentive targets at both the 50th and 75th percentiles. With the exception of Mr. Malik, target percentiles for NEOs were increased for 2006 to reflect targets more in line with the 75th percentile of market data. Mr. Malik’s target was already within the 75th percentile range. The reason for the adjustment was that the Committee decided to adopt higher targets in recognition of the extraordinarily challenging business plans of the organization in 2006. The Committee will review this philosophy, however, on an annual basis. The maximum payout under the plan was also increased to 200%, following discussions with Mercer regarding competitive plan design and to provide a higher payout opportunity for higher levels of performance. For 2006, annual incentive plan targets ranged from 50% to 100% of base salaries.

     The basic structure of the Annual Incentive Plan provides for payout at 100% for target performance for each goal. Fifty percent of the incentive is payable at the threshold level of performance for each goal and 200% of the incentive is payable at the maximum level of performance. If goal performance is below target but above threshold, the amount of the award payable is interpolated between the threshold and target levels. Similarly, goal performance above the target will result in an award for that goal that is higher than target. Performance for any goal which is less than threshold will result in a zero payment for that goal.

     Management provides the Committee with individual performance summaries for each NEO, with the exception of the CEO position, and recommends the individual incentive amounts. After considering the performance criteria and results, the Committee approves, and occasionally uses discretion in determining, the final amounts of the individual award. Discretion is principally with regards to the individual performance component. For the 2005 awards paid in 2006, the Committee and Board approved exclusions from core earnings of Seams Elimination Cost Adjustment charges (SECA) based on the fact that these expenses could not have been foreseen or mitigated and were not related to current operations, and one-time severance expenses relating to top grading and a workforce realignment which had positive long-term benefits to the Company and its subsidiaries.

     Effective in 2007, the Annual Incentive Plan structure was changed to provide a financial objective of core earnings weighted at 40%, business objectives weighted at 40%, and individual discretionary performance at 20%. The change was made to permit more emphasis on the individual business objectives. There were no changes to individual incentive plan target percentages.

Discretionary Bonuses

     From time to time, the Committee may grant a discretionary bonus to an NEO or other executive for extraordinary accomplishments or achievements. This bonus would be paid outside of the normal Annual Incentive Plan. In December 2005, Mr. Downey was awarded a special one-time bonus in an amount of $100,000 in recognition of his contribution for exemplary work in conjunction with the execution of the Comprehensive Energy Plan. No discretionary bonuses were paid in 2006.

Cash Portion of Strategic Energy’s Long-Term Incentive

     Strategic Energy’s Long-Term Incentives have been principally cash-based. An equity component, restricted stock, has also been utilized, as discussed below. Mr. Malik is the only NEO that receives cash-based long-term incentives.

     Strategic Energy’s Long-Term Incentives are designed to reward sustained value creation by providing competitive incentives for the achievement of long-term financial and operational performance goals. For Mr. Malik, 80% of performance is based on Strategic Energy’s long-term goals, which for the 2005-2006 and 2005-2007 grants included cumulative pre-tax net income, return on average book equity, increase in customer accounts under contract, cumulative reduction in general and administrative expenses, and reduction in supply costs. In October 2006, the Committee modified the goals of both grants to eliminate the return on average book equity metric due to a discontinuity in the way the goal was originally structured in 2004. For 2006-2008 grants, weightings of the goals changed to 31.3% for cumulative pre-tax net income, and 22.9% for each of the remaining three goals. The remaining 20% of Mr. Malik’s long-term grant is in the form of restricted stock based on the Great Plains Energy Long-Term Plan, as described below.

     Each executive, and including Mr. Malik, is assigned a long-term incentive target based on survey data provided by Mercer for comparable positions and markets, as well as internal equity comparisons. Mr. Malik’s long-term target is 150% of base pay, and, prior to 2007 awards, depending on performance over the period, the cash-based portion of the grant, or 75%, with payments ranging from 0% to 300%. In 2007, the structure of Strategic Energy’s Long-Term Plan changed so that the target award is granted 50% in performance shares and 50% in cash, with payouts ranging from 0% to 275%, plus earned dividends, if any.

     No Long-Term Incentive payments were made in 2006 to any Strategic Energy executives based on prior normal annual grants. Mr. Malik did have Company stock vest in November 2006, which represented 1/3 of the restricted shares initially granted at the time of his employment in 2004, and upon which the restrictions had lifted. Grants made to Mr. Malik and other Strategic Energy executives in February 2006 were based on the performance period from 2006 through 2008 and were made 25% in time-based restricted stock and 75% in performance-based awards payable in cash. Performance metrics included cumulative pre-tax net income; return on average book equity; cumulative sales, general, and administrative expenses; and megawatt hours under management.

     The Committee has chosen to provide significant long-term award opportunities to Strategic Energy executives to motivate the highest levels of performance within its highly competitive, unregulated environment. Strategic Energy’s executives do not have a defined benefit plan, as do other Great Plains Energy and KCP&L executives.

Equity Compensation

Long-Term Incentive Plan (LTIP)

     As described above, the Committee believes that a substantial portion of compensation for NEOs should be in the form of equity in order to best align the NEO’s interests with the interests of the shareholders. The Committee does not believe that any of the NEOs have amassed equity amounts, or previously been given the opportunity for significant amounts of equity ownership, that should be taken into account in granting normal equity awards.

     The Great Plains Energy LTIP was last approved by shareholders in 2002 and allows for grants by the Committee of stock options, restricted stock, performance shares, and other stock-based awards. The Committee discontinued making any new stock option grants in late 2003 because it believed motivating executives based solely on stock price appreciation was not entirely consistent with the interests of its shareholder base. Since that time, a mix of time-based restricted shares and performance shares that vest solely on the basis of the attainment of performance goals have been used. This mix changes somewhat from year to year based on the needs of the Company and the characteristics of its executive team. On an ongoing basis, however, the Committee believes that performance shares should account for the majority of annual long-term grants.

     Each year, the Committee approves an equity award or awards for each executive, including NEOs, with a cash value that is determined by multiplying the executive’s base salary by a target percentage that is chosen by the Committee. The target percentage is based on both internal comparisons and survey data provided by Mercer which gives long-term incentive information on comparable positions at comparable companies and/or markets in which the Company competes for talent. Generally, the Committee has established total long-term incentive targets at the 50th percentile. Performance shares are typically granted at the February Board meeting, following Committee recommendation, but have also been granted by the Committee in conjunction with the employment of new executives. In those instances, the Committee has opted to grant restricted shares in an amount equal to one or two times annual salary, depending on the level of the executive, and used principally as an attraction device. For performance shares, the performance period is established by the Committee, and is that period during which any performance goals specified with respect to earning any award are to be measured. For the 2005, 2006, and 2007 grants, performance periods have been designated as multiple years beginning with January 1 of the year of the grant. Restricted stock are typically granted at the February Board meeting, effective with the meeting date. However, when restricted shares have been granted by the Committee in conjunction with the employment of a new executive or for other reasons, the effective dates have been at date of hire, date of Committee or Board action, or at a date following the Committee/Board meeting. We do not have any program, plan, or practice to time grants to any executive in coordination with the release of material non-public information. It is the Committee’s intent to generally issue equity grants effective as of the date of hire or date of a Committee/Board meeting, with the grant price determined by the average of the high and low prices for the common stock as reported by the NYSE on the Date of Grant. Changes to the LTIP to be taken for shareholders consideration in May would revise the Fair Market Value calculation to be based on the closing market price for the Company’s common stock as reported on the NYSE for the applicable date.

     In 2006, Mr. Downey received performance share awards as a result of the Company’s performance associated with the 2003-2005 LTIP. Under that grant, total shareholder return was compared against the Edison Electric Institute (EEI) index of 64 companies and, based on the Company’s relative performance, the long-term plan provided payment of shares at 78% of target. Other NEOs were not eligible for the 2003 program due to their employment dates. Messrs. Chesser and Downey received restricted stock payouts in October of 2006 for 1/3 of the restricted shares granted at the time of Mr. Chesser’s employment and Mr. Downey’s promotion to Chief Operating Officer, both of which occurred in October of 2003. In 2006, all NEOs received 25% of their total equity grants in restricted stock units that vest solely on the passage of time and, for Messrs. Chesser, Downey, Bassham, and Marshall, 75% in the form of performance shares that become payable only upon the attainment of specific performance goals.

     For 2006, long-term incentive target percentages for NEOs ranged from 85% to 150% of base pay. For Great Plains Energy/KCP&L NEOs, performance shares can pay out at the end of a three-year period from 0% to 200% based on performance. For the 2006-2008 performance period, the sole performance metric is total shareholder return (“TSR”) compared to the EEI index of electric companies. The Committee believes TSR is a strong indicator of shareholder value and influenced both by successful execution by executives as well as market perceptions of the strength and future prospects of the Company. Depending on how Great Plains Energy ranks, the executives will receive a percentage of the performance share grant according to the following table:

Percentile Rank	Percentage Payout
81st and above	200%
65th to 80th	150%
50th to 64th	100%
35th to 49th	50%
34th and below	0

     There will not be any payment of performance shares for a negative return over the 3-year performance period. Awards are paid out in shares of Great Plains Energy common stock unless otherwise determined by the Board. Dividends which accrue on the performance shares will be paid in cash at the end of the performance period based on the number of performance shares earned, if any.

     At its regular meeting in February 2007, the Board elected to make a special one-time grant of restricted stock to a number of executive officers (including all NEOs, except Mr. Malik), both to recognize performance over the last year and also to ensure their continued focus and commitment relating to the proposed acquisition of Aquila, Inc., and its subsequent operational integration with Great Plains Energy. The grants to the NEOs were: Mr. Chesser, 80,000 shares; Mr. Downey, 45,000 shares; Mr. Bassham, 25,000 shares and Mr. Marshall, 25,000 shares.

Perquisites

     NEOs are eligible to receive various perquisites provided by or paid for by the Company. These perquisites are generally consistent with those offered to executives at comparable organizations and therefore necessary for retention and recruitment. In some cases, the Company requires the executives to pay taxes on the imputed income associated with the value of the perquisite.

     All NEOs are eligible for participation in comprehensive financial planning services provided by a national financial counseling firm; a car allowance of $7200 per year; memberships in social and professional clubs and, in limited situations, country clubs; use of certain equipment for personal use, such as home computer equipment; and access to tickets for sporting events and other entertainment which may be used for personal use. In limited situations, the Company may also provide for spousal travel and accommodations when accompanying the executive on out-of-town trips. As required by current tax laws, the executive is assessed imputed income taxes on the subsidized or reimbursed amounts.

Deferred Compensation Plan

     The Company’s Deferred Compensation Plan allows selected employees, including NEOs, to defer the receipt of up to 50% of base salary and 100% of awards under the Annual Incentive Plan. An earnings rate is applied to the deferral amounts. This rate is determined annually by Committee members, and generally based on the Company’s weighted average cost of capital (WACC). Mercer has advised the Committee that the Plan is generally in line with market practice, although other companies typically provide a lower crediting rate based on participant-directed investments. In addition, the Plan provides for a matching contribution in an amount equal to 50% of the first 6% of the base salary deferred by the participant, reduced by the matching contribution made for the year to the Participant’s account under the Employee Savings Plus Plan, as described in a later section. This provision addresses the fact that the Company match under the Employee Savings Plus Plan does not begin until after one year of employment. The Deferred Compensation Plan is a nonqualified and unfunded plan, and participants have only an unsecured promise from the Company to pay the amounts when they become due from the general assets of the Company. The Company offers this benefit to provide employees with an opportunity to save, on a tax-deferred basis, amounts in addition to what they can save under the Company’s qualified retirement plans for retirement or future dates. The Deferred Compensation Plan permits them to do this while also receiving earnings on deferred amounts, as described above. We believe the provision of this benefit is important as a retention and recruitment tool as most of the companies with which we compete for executive talent provide a deferral plan for their executives.

Post-Termination Compensation

     The Company has entered into severance agreements and other compensation and benefit agreements with its executive officers, including NEOs, to help in securing their continued employment and dedication, particularly in situations such as a change in control when an executive may have concerns about his or her own continued employment. The Company believes these agreements and benefits are important as recruitment and retention devices, as virtually all of the companies with which we compete for executive talent have similar agreements in place for their senior executives.

Employment Agreements

     Messrs. Chesser, Malik, and Marshall are the only NEOs with ongoing employment arrangements. While the use of employment agreements is considerably more prevalent for executives at comparable companies, the Committee has historically wished to minimize their use at the Company to the extent possible.

     Under the terms of an employment arrangement, Mr. Chesser is entitled to receive three times annual salary and bonus if he is terminated without cause prior to reaching age 63. After age 63, any benefit for termination without cause would be one times annual salary and bonus until age 65. Similarly, under the terms of his employment arrangement, Mr. Marshall is entitled to receive two times annual salary and bonus in the event he is terminated other than for cause. Mr. Malik is the only NEO who has a full written employment agreement with Strategic Energy and Great Plains Energy. It provides for three times annual salary and bonus in the event he is terminated without cause or terminated for good reason.

Change-in-Control Severance Agreements

     The Company offers change-in-control severance agreements with all its executive officers, including the NEOs, to ensure their continued service, dedication, and objectivity in considering, on behalf of the Company, any transaction that would change the control of the Company. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason” as these terms are defined in the severance agreements.

     In 2006, the Company terminated existing agreements with its officers, including the NEOs, and entered into new agreements which were competitive yet reflective of more modern-day good governance practices. Changes included revisions to definitions (including a revised definition of “change in control” to increase the level of ownership change that must occur for a “change in control” to be considered to have occurred); addition of several restrictive covenants; and other changes. The Company also eliminated a modified single trigger provision for payment, replacing it with a double trigger such that both a change in control and a termination (actual or constructive) of the executive’s employment by the Company must occur, with very limited exceptions. Additional information, including a quantification of benefits that would have been received by NEOs had termination occurred on December 31, 2006, is found under the heading “Potential Payments upon Termination or Change-in-Control” on pages 36-41 of this Proxy Statement.

Pension Plan and Supplemental Pension Plan

     The Company’s Pension Plan is a funded, tax-qualified, noncontributory defined benefit pension plan that covers employees of Great Plains Energy and KCP&L, including the NEOs of those companies. Mr. Malik is the only NEO not covered by a pension plan. Benefits under the Plan are based on the employee’s years of service and the average annual base salary over a specified period. Employees whose age and years of service add up to 85 are entitled to a total monthly annuity equal to 50% of their average base monthly salary for the period of 36 consecutive months in which their earnings were highest. The annuity will be proportionately reduced if years of credited service are less than 30 or if age and years of service do not add up to 85. The compensation covered by the Plan excludes any bonuses or other compensation.

     The Company also has a Supplemental Executive Retirement Plan that applies to all Great Plains Energy/KCP&L executives, including NEOs of those companies. The Plan is unfunded and provides out of general assets an amount substantially equal to the difference between the amount that would have been payable under the Pension Plan in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Plan. It also adds an additional 1/3% of highest average annual base salary for each year of credited service, up to 30 years.

     The Committee understands that the Pension Plan and the Supplemental Plan are common among companies within the utility industry and therefore, make up an important element of an executive’s expected compensation package. As the benefits in these plans increase based on an executive’s tenure with the Company, the plans serve as useful retention devices.

Employee Savings Plan

     The Great Plains Energy Employee Savings Plus Plan and the Strategic Energy L.L.C., 401(k) Plan are offered to all employees, including NEOs, to encourage them to save some percentage of their cash contribution for retirement. Under the Great Plains Energy plan, employees can contribute, on a pre-tax basis, from 2-40% of base pay, subject to IRS limits for 2006 of $15,000 per year. Participants age 50 and over may also contribute, on a before-tax basis, an additional $5,000 per year. After one year of employment, the Company matches 50% of each dollar contributed by the participant. However, a participant’s contributions in excess of 6% of his or her compensation (which for 2006 cannot be greater than $220,000) will not be matched. The Company match is made with Great Plains Energy stock, although a participant may diversify or transfer out of Company stock at any time and reinvest his or her plan account in different investments. Employees leaving the Company may take all or a portion of the Company match, and associated earnings, based on a vesting schedule over 6 years of service. Employees are always 100% vested in their own contributions and associated earnings on those contributions. Under IRS limits on contributions to qualified retirement plans, the total annual limit on both employer and employee contributions that could be made to the Employee Savings Plan in 2006 was $44,000. The additional $5,000 employee contribution that could be made by individuals age 50 or older in 2006 is not included in this $44,000.

     Under the Strategic Energy 401(k) Plan, employees can contribute up to the maximum percentage and dollar amount permissible by IRS limits. The Company matches 100% of each dollar contributed by a participant. However, a participant’s contributions in excess of 6% of his or her compensation (which for 2006 cannot be greater than $220,000) will not be matched.

     The Company maintains Savings Plans for its employees, including NEOs, because it wishes to encourage employees to save some percentage of their cash compensation for their eventual retirement. The Savings Plan permits employees to make such savings in a manner that is relatively tax efficient.

Tax and Accounting Implications

     With respect to Section 162(m) of the Internal Revenue Code, the Committee believes that the interests of the Company’s shareholders are best served by not restricting the Committee’s and Company’s discretion and flexibility in developing compensation programs. The additional costs incurred by the Company in 2006 as a result of lost deductions was less than $300,000.

Compensation Committee Report

The Compensation and Development Committee of the Board has reviewed and discussed with management the CD&A contained in this Proxy Statement. Based on these reviews and discussions, the Committee recommended to the Board that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s Proxy Statement filed in connection with the Company’s 2007 Annual Meeting of Shareholders, each of which will be filed with the SEC.

Compensation and Development Committee

William C. Nelson, Committee Chair
Mark A. Ernst, Committee Member
Luis A. Jimenez, Committee Member
James A. Mitchell, Committee Member
Linda H. Talbott, Committee Member
Robert H. West, Committee Member

OTHER BUSINESS

     Great Plains Energy is not aware of any other matters that will be presented for shareholder action at the Annual Meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares they represent according to their judgment.

By Order of the Board of Directors

Barbara B. Curry
Senior Vice President-Corporate Services and Corporate
Secretary

Kansas City, Missouri
March 19, 2007

Appendix 1
GREAT PLAINS ENERGY INCORPORATED

AMENDED LONG-TERM INCENTIVE PLAN

SECTION ONE.     PURPOSE OF PLAN

     The purposes of the Plan are to encourage officers, employees and non-employee directors of the Company to acquire proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to enhance the value of the Company for the benefit of its customers and shareholders, and to aid in the attraction and retention of exceptionally qualified individuals upon whom the Company's success largely depends.

SECTION TWO.     DEFINITIONS

     The following definitions are applicable herein:

     "Award" means the award to a Participant of Restricted Stock, Stock Options, Limited Stock Appreciation Rights, Performance Shares or Director Deferred Share Units.

     "Award Period" means that period established by the Committee during which any performance goals specified with respect to earning any Award are to be measured.

     "Board" means the Board of Directors of the Company.

     "Cause" means unless otherwise defined in a Participant's employment agreement or change in control severance agreement with the Company, in which case such definition will apply, (i) the material misappropriation of any of the Company's funds or property; (ii) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof; (iii) commission of an act of willful damage, willful misrepresentation, willful dishonesty, or other willful conduct that can reasonably be expected to have a material adverse effect on the business, reputation, or financial situation of the Company; or (iv) gross negligence or willful misconduct in performance of a Participant's duties; provided, however, "cause" shall not exist under clause (iv), above, with respect to an act or failure to act unless (A) the Participant has been provided written notice describing in sufficient detail the acts or failure to act giving rise to the Company's assertion of such gross negligence or misconduct, (B) been provided a reasonable period to remedy any such occurrence and (C) failed to sufficiently remedy the occurrence.

     "Code" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated thereunder.

     "Committee" means (i) the Compensation and Development Committee of the Board, composed of not less than two directors, each of whom is both a "non-employee director" (within the meaning of Rule 16b-3(b)(3) under the Exchange Act) and an "outside director" (within the meaning of Code Section 162(m)) or (ii) any other committee of the Board to whom the Board has delegated its authority under this Plan.

     "Common Stock" means the common stock, without par value, of the Company, or such other class of shares or other securities as may be subject to the Plan as a result of an adjustment made pursuant to the provisions of Section Fifteen I.

     "Company" means Great Plains Energy Incorporated and its successors, including any Company as provided in Section Fifteen J.

     "Date of Disability" means the date on which a Participant is classified as disabled as defined in the Company's Long-Term Disability Plan.

     "Date of Grant" means, unless the Committee otherwise specifies a later Date of Grant in the Committee's applicable granting resolution, the date on which an Award is granted by the Committee.

     "Date of Retirement" means the date of normal retirement or early retirement as defined in the Company's pension plan.

     "Deferred Compensation Plan" means the Great Plains Energy Incorporated Nonqualified Deferred Compensation Plan, as amended.

     "Director" means a member of the Board, a member of the board of directors of any Subsidiary, or any honorary, advisory or emeritus director of the Company or any Subsidiary.

     "Director Deferred Share Unit" means, pursuant to Section Twelve of this Plan, a Non-Employee Director's right to receive a payment following the Non-Employee Director's termination from service as a Director, in cash or Common Stock, of an amount equal to the Fair Market Value of one share of Common Stock.

     "Director Equity Payment Fees" means any fees payable to a Non-Employee Director in the form of common stock of the Company for his or her service as a Director of the Company or any of its Subsidiaries.

     "Director Shares" means, pursuant to Section Twelve of the Plan, shares of Common Stock issued to a Director, as payment for serving as a Director.

     "Eligible Employee" means any person employed by the Company or a Subsidiary on a regularly scheduled basis during any portion of an Award Period and who satisfies all of the requirements of Section Six.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means the closing market price for the Common Stock as reported on the New York Exchange Composite Transactions for the applicable measuring date.

     "Good Reason" means, without a Participant's written consent and unless otherwise defined in a Participant's employment agreement or change in control severance agreement with the Company (in which case such definition will apply), any of the following:

     (1) Any material and adverse reduction or material and adverse diminution in a Participant's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities held, exercised or assigned at any time during the 90-day period immediately preceding the Change in Control;

     (2) Any reduction in a Participant's annual base salary as in effect immediately preceding the Change in Control or as the same may be increased from time to time; or

     (3) A Participant being required by the Company to be based at any office or location that is more than 70 miles from the location where the Participant was employed immediately preceding the Change in Control.

          Provided, however, notwithstanding the occurrence of any of the events set forth above in this definition, Good Reason shall not include for the purpose of this definition (1) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant, or (2) any reduction in the Participant's base annual salary or reduction in benefits received by the Participant where such reduction is in connection with a company-wide reduction in salaries or benefits.

     "Incentive Stock Option" means an incentive stock option within the meaning of Section 422 of the Code.

     "Limited Stock Appreciation Right" means an Award granted under Section Nine.

     "Non-Employee Director" means a Director who is not employed by the Company or any Subsidiary.

     "Option" or "Stock Option" means either a non-qualified stock option or an Incentive Stock Option granted under Section Eight.

     "Option Period" or "Option Periods" means the period or periods during which an Option is exercisable as described in Section Eight E.

     "Participant" means an Eligible Employee or Non-Employee Director who has been granted an Award under the Plan.

     "Plan" means the Great Plains Energy Incorporated Long-Term Incentive Plan, as amended.

     "Performance Award" means any Award that will be issued or granted, or become vested or payable, as the case may be, upon the achievement of certain performance goals (as described in Section Eleven B) to a Participant pursuant to Section Eleven.

     "Performance Shares" means an Award granted under Section Ten.

     "Restricted Stock" means an Award granted under Section Seven.

     "Subsidiary" means any corporation of which 50% or more of its outstanding voting stock or voting power is beneficially owned, directly or indirectly, by the Company.

     "Termination" means resignation or discharge from employment with the Company or any one of its Subsidiaries, except in the event of death, disability, or retirement.

SECTION THREE.     EFFECTIVE DATE, DURATION AND STOCKHOLDER APPROVAL

A.	Effective Date.

The Plan originally became effective on May 5, 1992 and was subsequently amended effective on May 5, 1992. This Plan is amended effective May ____, 2007 and applies only with respect to Awards granted after such date.

B.	Period for Grants of Awards.

Awards may be granted until May ___, 2017.

C.	Termination of the Plan.

The Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.

SECTION FOUR.     ADMINISTRATION

A.	General Powers.

The Plan shall be administered by the Committee for, and on behalf of, the Board. The Committee shall have all of the powers (other than amending or terminating this Plan as provided in Section Fifteen) respecting the Plan. All questions of interpretation and application of the Plan, or of the terms and conditions pursuant to which Awards are granted, exercised or forfeited under the provisions hereof, shall be subject to the determination of the Committee. Any such determination shall be final and binding upon all parties affected thereby.

B.	Delegation.

Notwithstanding the general administrative powers discussed above, the Board may, by resolution, expressly delegate to a special committee consisting of two or more directors, who may also be officers of the Company, the authority, within specified parameters, to (i) grant Eligible Employees Awards under the Plan, and (ii) determine the number of such Awards to be received by any such participants; provided, however, that if such delegation of duties and responsibilities is to officers of the Company or to directors who are not "non-employee directors" (within the meaning of Rule 16b-3(b)(3) under the Exchange Act) and "outside directors" (within the meaning of Code Section 162(m)), such officers or directors may not grant Awards to eligible participants (a) who are subject to Section 16(a) of the Exchange Act at the time of grant, or (b) who, at the time of grant, are anticipated to become during the term of the Award, "covered employees" as defined in Section 162(m)(3) of the Code. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Compensation and Development Committee regarding the delegated duties and responsibilities and any Awards so granted.

SECTION FIVE.	GRANT OF AWARDS AND LIMITATION OF NUMBER OF SHARES AWARDED

     The Committee may, from time to time, grant Awards to one or more Eligible Employees or Non-Employee Directors, provided that (i) subject to any adjustment pursuant to Section Fifteen I, the aggregate number of shares of Common Stock available for Awards under this Plan may not exceed 5,000,000 shares; (ii) to the extent that an award lapses or the rights of the Participant to whom it was granted terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan; and (iii) shares delivered by the Company under the Plan may be authorized but unissued Common Stock, Common Stock held in the treasury of the Company or Common Stock purchased on the open market (including private purchases) in accordance with applicable securities laws. In determining the size of the Awards, the Committee shall assess the performance of the Eligible Employees against criteria to be established by the Committee, from time to time, based on the Company's performance (such as stockholder and customer related factors) and shall take into account a Participant's responsibility level, potential, cash compensation level, and the Fair Market Value of the common stock at the time of Awards, as well as such other considerations as it deems appropriate. The maximum number of shares of Common Stock with respect to which an Award or Awards may be granted to any Participant in any one taxable year of the Company shall not exceed 100,000 shares (increased, proportionately, in the event of any stock split or stock dividend with respect to the shares in accordance with Section Fifteen I).

SECTION SIX.     ELIGIBILITY

     Officers, other employees and Non-Employee Directors of the Company and its Subsidiaries (including officers or salaried full-time employees who are members of the Board) who, in the opinion of the Committee, make or are expected to make significant contributions to the continued growth, development, and financial success of the Company or one or more of its Subsidiaries shall be eligible to receive Awards. Subject to the provisions of the Plan, the Committee shall from time to time select from such eligible persons those to whom Awards shall be granted and determine the amount of such Awards. In no event shall the existence of this Plan create an obligation or duty of the Committee or the Company to grant an Award to any person under this Plan.

SECTION SEVEN.     RESTRICTED STOCK

A.	Grant of Restricted Stock.

The Committee may grant an Award of one or more Shares of Restricted Stock to any Eligible Employee or Non-Employee Director.

A Restricted Stock Award made pursuant to this Section Seven shall be in the form of shares of Common Stock, restricted as provided herein. The Restricted Stock shall be issued in the name of the Participant and shall bear a restrictive legend prohibiting sale, transfer, pledge or hypothecation of the Restricted Stock until the expiration of the restriction period.

The Committee may also impose such other restriction and conditions on the restricted stock as it deems appropriate.

Upon issuance to the Participant of Restricted Stock, the Participant shall have the right to vote the Restricted Stock.

B.	Restriction Period.

At the time Restricted Stock is granted, the Committee shall establish a restriction period applicable to such Award which shall not be less than one year nor more than ten years. Each Restricted Stock Award may have a different restriction period at the discretion of the Committee and the Committee is authorized, in its sole discretion and at any time, to accelerate the time at which any or all of the restrictions on the Restricted Stock shall lapse or to remove any or all of such restrictions. Notwithstanding the above, shares of Restricted Stock may not be sold or transferred by a Participant within six months of the date on which such shares become vested except to the extent necessary to satisfy any minimum withholding tax liability resulting from the vesting of the Restricted Stock.

C.	Forfeiture.

Except as otherwise determined by the Committee, upon the termination of employment of a Participant holding Restricted Stock for any reason during the period of time in which some or all of the shares are subject to restrictions, all shares of Restricted Stock held by the Participant and still subject to restriction will be forfeited by the Participant and reacquired by the Company; provided that in the event of a Participant's retirement, Disability, death, or in cases of special circumstances, the Committee may, in its discretion, waive in whole or in part any or all of the remaining restrictions with respect to the Participant's shares of Restricted Stock.

D.	Payout of Award.

Upon completion of the restriction period and satisfaction of any other restrictions required by the Award, all restrictions on the Restricted Stock will expire and certificates representing the underlying shares will be issued to the Participant.

SECTION EIGHT.      STOCK OPTION

A.	Grant of Option.

The Committee may grant an Award of one or more Options to any Eligible Employee or Non-Employee Director.

B.	Stock Option Agreement.

Each Option granted under the Plan shall be evidenced by a "Stock Option Agreement" between the Company and the Participant containing such terms and conditions as may be determined by the Committee, including, without limitations, provisions to qualify Incentive Stock Options as such under Section 422 of the Code; provided, however, that each Stock Option shall be subject to the following terms and conditions: (i) the Options are exercisable either in total or in part with a partial exercise not affecting the exercisability of the balance of the Option; (ii) every share of Common Stock purchased through the exercise of an Option shall be paid for in full at the time of the exercise; (iii) each Option shall cease to be exercisable, as to any share of Common Stock, at the earliest of (a) the Participant's purchase of the Common Stock to which the Option relates, (b) the exercise of a related Limited Stock Appreciation Right, or (c) the lapse of the Option; and (iv) Options shall not be transferable by the Participant other than by will or the laws of descent and distribution or pursuant to a domestic relations order validly issued and approved by a Court of proper jurisdiction. Non-Employee Directors shall be ineligible to receive Incentive Stock Options.

C.	Option Price.

The Option Price per share of Common Stock shall be set by the grant, but shall not be less than 100% of the Fair Market Value at the Date of Grant.

D.	Form of Payment.

At the time of an exercise of an Option, the Option price shall be payable in cash or in previously-owned shares of Common Stock or in a combination thereof. When Common Stock is used in full or partial payment of the Option price, it shall be valued at the Fair Market Value on the date the Option is exercised.

E.	Other Terms and Conditions.

Each Option shall become exercisable in such manner and within such Option Period or periods not to exceed ten years from its Date of Grant, as set forth in the Stock Option Agreement.

F.	Lapse of Option.

An Option will lapse upon the first occurrence of one of the following circumstances: (i) ten years from the Date of Grant; (ii) three months following the Participant's Date of Retirement; (iii) at the time of a Participant's Termination; (iv) at the expiration of the Option Period set by the grant; or (v) twelve months from the Date of Disability. If, however, the Participant dies within the Option Period and prior to the lapse of the Option, the Option shall lapse unless it is exercised within the Option Period or twelve months from the date of the Participant's death, whichever is earlier, by the Participant's legal representative or representatives or by the person or persons entitled to do so under the Participant's will or, if the Participant shall fail to make testamentary disposition of such Option or shall die intestate, by the person or persons entitled to receive said Option under the applicable laws of descent and distribution.

G.	Rights as a Stockholder.

A participant or a transferee of a Participant shall have no rights as a stockholder with respect to any shares of common stock covered by an Option, until the date the Option is exercised, except as provided in Section Fifteen A.

H.	Early Disposition of Common Stock.

If a Participant shall engage in a disqualifying disposition (as such term or successor term is then used under the Code) with respect to any shares of common stock purchased pursuant to an Incentive Stock Option (presently within one year from the date the shares were acquired or within two years from the Date of Grant of the Option), then, to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it under the circumstances, the Participant shall, within ten days of such disposition, notify the Company of the dates of acquisition and disposition of such shares of common stock, the number of shares so disposed and the consideration, if any, received therefore.

I.	Individual Dollar Limitations.

The aggregate Fair Market Value (determined at the time of Award) of the common stock, with respect to which an Incentive Stock Option is exercisable for the first time by a Participant during any calendar year (whether under this Plan or another plan or arrangement of the Company) shall not exceed $100,000 (or such other limit as may be in effect under the Code on the date of Award).

J.	No Obligation to Exercise Option.

The granting of an Option shall impose no obligation on the Participant to exercise such Option.

K.	Six Month Period.

At least six months must elapse between the date the Option is acquired by the Participant and the date of disposition of the Option (other than upon exercise or conversion) or the common stock for which it is exercisable.

L	No Repricing of Options Unless Repricing Subject to Stockholder Approval.

In no event may the Committee grant Options in replacement of Options previously granted under this Plan or any other compensation plan of the Company, or may the Committee amend outstanding Options (including amendments to adjust an Option price) unless such replacement or adjustment (i) is subject to and approved by the Company's stockholders or (ii) would not be deemed to be a repricing under the rules of the NYSE.

SECTION NINE.      LIMITED STOCK APPRECIATION RIGHTS

A.	Grant of Limited Stock Appreciation Rights.

The Committee may grant Limited Stock Appreciation Rights to any Eligible Employee or Non-Employee Director provided that the Eligible Employee or Non-Employee Director is holding an Option granted under the Plan.

Limited Stock Appreciation Rights may be granted with respect to an Option at the time of the Option grant or any time thereafter up to six months prior to the Option's expiration.

B.	Exercise of Limited Stock Appreciation Rights.

Limited Stock Appreciation Rights will be automatically exercised one day after an event of Change of Control (as defined in Section Thirteen). A Limited Stock Appreciation Right cannot be exercised in any other manner. Notwithstanding the above, a Limited Stock Appreciation Right will only be exercised if the Change in Control event occurred six months after the date of the grant of the Limited Stock Appreciation Right and the Option to which it relates has not previously been exercised.

The exercise of a Limited Stock Appreciation Right will cancel any related Option and allow the holder to receive in cash an amount equal to the excess of the Fair Market Value on the date of exercise of one share of Common Stock over the Option price, multiplied by the number of shares of Common Stock covered by the related Option.

In the event of an exercise of a Limited Stock Appreciation Right, the number of shares reserved for issuance shall be reduced by the number of shares covered by the Stock Option Award.

SECTION TEN.      PERFORMANCE SHARES

A.	Grant of Performance Shares.

The Committee may grant an Award of one or more Performance Shares to any Eligible Employee or Non-Employee Director.

A Performance Share is the right to receive a payment from the Company with respect to such Performance Share subject to satisfaction of such terms and conditions as the Committee may determine. Performance Shares shall be credited to a Performance Share account to be maintained for each Participant. Each Performance Share shall be deemed to be equivalent of one share of Common Stock. The Award of Performance Shares under the Plan shall not entitle the participant to any interest in or to any dividend, voting, or other rights of a stockholder of the Company.

A grant of Performance Shares may be made by the Committee during the term of the Plan.

The Participant shall be entitled to receive payment for each Performance Share of an amount based on the achievement of performance measures for such Award Period as determined by the Committee. During or before the Award Period, the Committee shall have the right to establish requirements or other criteria for measuring such performance.

B.	Form and Timing of Payment.

Except in the event of a Change of Control, no payment in respect of Performance Shares shall be made before the end of an Award Period or if the Participant is not or has not been at all times since the Performance Shares were granted, an employee of the Company. Any Payment to be made shall be made as soon as practicable following the end of the Award Period.

The payment to which a Participant shall be entitled at the end of an Award Period shall be a dollar amount equal to the Fair Market Value (determined as of the business day immediately preceding the date of payment) of a number of shares of Common Stock equal in number to the quotient obtained by dividing (a) the Fair Market Value of a number of shares of Common Stock equal to the original number of Performance Shares granted by (b) the original Fair Market Value of a share of Common Stock on the Date of Grant of the Performance Shares. Stock received in settlement of Performance Shares may not be disposed of within six months of the date on which the Performance Shares were granted. Payment shall normally be made in Common Stock. The Committee, however, in its sole discretion, may authorize payment in such combinations of cash and Common Stock or all in cash as it deems appropriate.

Examples: For illustration purposes only, two hypothetical examples of the application of this Section Ten B are as follows:

If a Participant is granted 1,000 Performance Shares on March 1, 2004 when the Fair Market Value of a Share of Common Stock is $30, and on the date the Performance Shares become entitled to payment, the Fair Market Value of a Share of Common Stock is $40 per share, the Participant will be entitled to receive a payment (either in cash or Shares of Common Stock, or both) equal in value to $53,320 (or 1,333 Shares of Common Stock). Such amount determined as follows:

  1,000 Performance Shares (original grant) multiplied by $40 (current FMV) = $40,000.

  $40,000 divided by $30 (the FMV of a Share of Common Stock on Date of Grant) = 1,333 shares.

  1,333 shares multiplied by $40 per share = $53,320.

If, on the other hand, a Participant is granted 1,000 Performance Shares on March 1, 2004 when the Fair Market Value of a Share of Common Stock is $30, and on the date the Performance Shares become entitled to payment, the Fair Market Value of a Share of Common Stock is $20 per share, the Participant will be entitled to receive a payment (either in cash or Shares of Common Stock) equal in value to $13,333.32 (or 666.666 Shares of Common Stock). Such amount being determined as follows:

  1,000 Performance Shares (original grant) multiplied by $20 (current FMV) = $20,000.

  $20,000 divided by $30 (the FMV of a Share of Common Stock on Date of Grant) = 666.666 shares.

  666.666 shares multiplied by $20 per share = $13,333.32.

C.	Forfeiture.

Except as otherwise determined by the Committee, upon the termination of employment of a Participant holding Performance Shares for any reason before some or all of the Performance Shares have been paid, all Performance Shares which are not otherwise eligible to be paid will be forfeited by the Participant; provided that in the event of a Participant's retirement, Disability, death, or in cases of special circumstances, the Committee may, in its discretion, either accelerate payment on some or all of the Performance Shares or provide that the payout of any Performance Shares will be prorated for service during the Award Period and paid at the end of the Award Period.

D.	Dividend Equivalents

The Committee may provide in an Award agreement that, as of the date any dividend is paid to holders of shares of Common Stock, one of more Performance Share shall also be credited with a hypothetical cash credit equal to the per share dividend paid on a share of Common Stock. Unless otherwise provided in an Award agreement, if the Award agreement provides for the payment of dividend equivalents, such dividend equivalents will be equal to the dividends paid during the entire Award Period for which the Performance Shares relate and not just that period of time after the Performance Shares were granted. At the end of an Award Period and provided the Performance Shares have not been forfeited in accordance with the terms of this Plan, the Participant shall be paid, in a lump sum cash payment, the aggregate amount of such hypothetical dividend equivalents.

SECTION ELEVEN.      PERFORMANCE AWARDS; SECTION 162(M) PROVISIONS.

A.	Terms of Performance Awards.

The Committee may grant one or more Performance Awards to any Eligible Employee or Non-Employee Director.

Except as provided in Section Thirteen, Performance Awards will be issued or granted, or become vested or payable, only after the end of the relevant Award Period. The performance goals to be achieved for each Award Period and the amount of the Award to be distributed upon satisfaction of those performance goals shall be conclusively determined by the Committee. When the Committee determines whether a performance goal has been satisfied for any Award Period, the Committee, where the Committee deems appropriate, may make such determination using calculations which alternatively include and exclude one, or more than one, "extraordinary items" as determined under U.S. generally accepted accounting principles ("GAAP"), and the Committee may determine whether a performance goal has been satisfied for any Award Period taking into account the alternative which the Committee deems appropriate under the circumstances. The Committee also may establish performance goals that are determined using GAAP or other non-GAAP financial measures and may exclude or take into account mark-to-market gains and losses on energy contracts, any unusual or non-recurring items, including the charges or costs associated with restructurings of the Company, discontinued operations, and the cumulative effects of accounting changes and, further, may take into account any unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles or such other items and factors as the Committee may determine reasonable and appropriate under the circumstances (including any factors that could result in the Company's paying non-deductible compensation to an Employee or Non-Employee Director).

B.	Performance Goals.

If an Award is subject to this Section Eleven, then the lapsing of restrictions thereon, or the vesting thereof, and the distribution of cash, shares of Common Stock or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of one or any combination of the following metrics (which may be calculated on a GAAP or non-GAAP basis), and which may be established on an absolute or relative basis for the Company as a whole or any of its subsidiaries, operating divisions or other operating units:

1.	Earnings measures (either in the aggregate or on a per-share basis);

2.	Growth or rate of growth in earnings measures (either in the aggregate or on a per-share basis);

3.	Net income or loss (either in the aggregate or on a per-share basis);

4.	Cash flow provided by operations (either in the aggregate or on a per-share basis);

5.	Growth or rate of growth in cash flow (either in the aggregate or on a per-share basis);

6.	Cash flow measures (either in the aggregate on a per-share basis);

7.	Reductions in expense levels, determined either on a Company-wide basis or in respect of any one or more subsidiaries or business units;

8.	Operating and maintenance cost management and employee productivity;

9.	Stockholder returns (including return on assets, investments, equity, or gross sales);

10.	Return measures (including return on assets, equity, or sales);

11.	Growth or rate of growth in return measures (including return on assets, equity, or sales);

12.	Share price (including attainment of a specified per-share price during the Award Period; growth measures and total stockholder return or attainment by the shares of common stock of a specified price for a specified period of time);

13.	Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;

14.	Achievement of business or operational goals such as market share and/or business development; and/or

15.	Achievement of credit ratings or certain credit quality levels;

provided that applicable performance goals may be applied on a pre- or post-tax basis; and provided further that the Committee may, when the applicable performance goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, including but not limited to losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, mark-to-market gains and losses from energy contracts, and any unusual, nonrecurring gain or loss. In addition to the foregoing performance goals, the performance goals shall also include any performance goals which are set forth in a Company bonus or incentive plan, if any, which has been approved by the Company's stockholders, which are incorporated herein by reference. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m).

C.	Adjustments.

Except as provided in Section Fifteen I and Section Thirteen or as provided for in the immediately following sentence, with respect to any Award that is subject to this Section Eleven, the Committee may not adjust upwards the amount payable pursuant to such Award, nor may it waive the achievement of the applicable performance goals except in the case of the death or Disability of the Participant. The Committee may, at the time it initially establishes one or more performance goals, provide that the amount payable upon achievement of such performance goal may be increased in the discretion of the Committee or that the achievement of the applicable performance goals may be waived. If the Committee does not specifically provide for such flexibility at the time it establishes a performance goal, the Committee will not be permitted to adjust upwards the amount payable pursuant to the Award nor waive the achievement of the applicable performance goal except in the case of the death or Disability of the Participant.

D.	Other Restrictions.

The Committee shall have the power to impose such other restrictions on Awards subject to this Section Eleven as it may deem necessary or appropriate to insure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Code Section 162(m)(4)(B).

E.	Section 162(m) Limitations.

Notwithstanding any other provision of this Plan, if the Committee determines at the time any Award is granted to a Participant that such Participant is, or is likely to be at the time he or she recognizes income for federal income tax purposes in connection with such Award, a "Covered Employee," then the Committee may provide that this Section Eleven is applicable to such Award.

SECTION TWELVE.     DIRECTOR SHARES and DIRECTOR DEFERRED SHARE UNITS

A.	Election to Receive Award of Director Shares or Director Deferred Share Units.

Each Non-Employee Director may elect to have his/her Director Equity Payment Fees (i) paid on a current basis in the form of Director Shares, or, pursuant to this Section Twelve, on a deferred basis. Any election to have Director Equity Payment Fees converted into Director Deferred Share Units and paid on a deferred basis shall be made in accordance with Section Twelve B below. In the absence of any election made by a Non-Employee Director, all Director's Equity Payment Fees will be paid on a current basis though the issuance of Director Shares.

B.	Timing of Election to Convert Director Equity Payment Fees.

Each Non-Employee Director that desires to convert all or a portion of his or her Director Equity Payment Fees into Director Deferred Share Units shall make such conversion election on the Director's Deferred Equity Payment Election Form (the "Election Form") and file such Election Form with the Plan Administrator before the first day of the calendar year in which services related to the Director Equity Payment Fees to be converted are to be performed. Any Election Form delivered by a Non-Employee Director shall be irrevocable with respect to any Director Equity Payment Fees covered by the elections set forth therein. Such Election Form shall remain in effect for subsequent calendar years until a written notice to revise the Election Form is delivered to the Plan Administrator before the first day of the calendar year in which the services related to the Director Equity Payment Fees subject to the revision are performed. As of each December 31, the election becomes irrevocable with respect to Director Equity Payment Fees payable with respect to services performed in the immediately following calendar year.

Notwithstanding the preceding paragraph, an election made by an individual in the calendar year in which he or she first becomes a Non-Employee Director may be made pursuant to an Election Form delivered to the Company within thirty (30) days after the date on which he or she becomes a Non-Employee Director and shall be effective with respect to Director Equity Payment Fees earned from and after the date such Election Form is delivered to the Company.

C.	Director Equity Payment Fees Conversion Into Director Deferred Share Units.

Any Director Equity Payment Fees that are to be converted into Director Deferred Share Units shall be so converted on each day the Director Equity Payment Fees would otherwise have been payable to the Director. The number of Director Deferred Share Units to be granted to a Non-Employee Director shall be equal to the number of shares of Common Stock that otherwise would have been payable on such day to the Director.

D.	Director Deferred Share Units Account.

The Company will create and maintain on its books a Director Deferred Share Unit Account for each Non-Employee Director who has made an election to convert Director Equity Payment Fees into Director Deferred Share Units. The Company will credit to such account the number of Director Deferred Share Units earned pursuant to the Non-Employee's Director's conversion election.

E.	Dividends.

As of the date any dividend is paid to holders of shares of Common Stock, each Director Deferred Share Unit Account, regardless of whether the Non-Employee Director is then a Director, will be credited with additional Director Deferred Share Units equal to the number of shares of the Common Stock that could have been purchased with the amount which would have been paid as dividends on a number of shares (including fractions of a share to three decimals) of the Common Stock equal to the number of Director Deferred Share Units credited to such Director Deferred Share Unit Account as of the record date applicable to such dividend. The number of additional Director Deferred Share Units to be credited will be calculated to three decimals by dividing the amount which would have been paid as dividends by the Fair Market Value of one share of Common Stock as of the applicable dividend payment date. In the case of dividends paid in property other than cash, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment of the dividend, as determined in good faith by the Committee.

F.	Distribution of Director Deferred Share Units.

On the January 31st next following the date the Non-Employee Director's service on the Board terminates for any reason, all of a Non-Employee Director's Director Deferred Share Units credited to the Non-Employee's Director Deferred Share Unit Account shall be converted into an equal amount of shares of Common Stock and all whole shares of Common Stock shall be distributed, in kind, to the Non-Employee Director, or to his beneficiaries in the event of his death, in a single lump sum. Any fractional Deferred Share Unit shall be paid in cash, calculated by multiplying the fractional Deferred Share Unit by the Fair Market Value of the Common Stock as of the business day immediately preceding the date of distribution.

G.	Director Deferred Share Unit Status.

Except for purposes of the Company's Director Stock Ownership guidelines, Director Deferred Share Units are not, and do not constitute, shares of Common Stock, and no right as holder of shares of Common Stock devolves upon a Non-Employee Director by reason of having Director Share Units credited to his or her account.

SECTION THIRTEEN.     CHANGE IN CONTROL

     In the event that, within the period commencing on a Change in Control (as defined below) of the Company and ending on the second anniversary of the Change in Control, and except as the Committee may expressly provide otherwise, a Participant's employment with the Company or one of its affiliates is terminated other than for Cause, or the Participant voluntarily resigns for Good Reason, then (i) all Stock Options then outstanding shall become fully exercisable unless Limited Stock Appreciation Rights were granted in connection with the Stock Options which in such event the Limited Stock Appreciation Rights will be automatically exercised as provided for in Section Nine herein; (ii) all restrictions (other than restrictions imposed by law) and conditions of all Restricted Stock Awards then outstanding shall be deemed satisfied as of the date of the Participant's termination of employment; and (iii) all Performance Share Awards shall be deemed to have been fully earned as of the date of the Participant's termination of employment, subject to the limitation that any Award which has been outstanding less than six months on the date of the Participant's termination of employment shall not be afforded such treatment. Notwithstanding the above paragraph, if a Participant is a "specified employee," as defined in Code section 409A(a)(1)(B)(i) and the payment of any Performance Share Awards would be required under Code section 409A to be delayed for a minimum of six months following the Participant's termination of employment, the payment of any Performance Share Awards shall be so delayed.

     For purposes of this Plan, a "Change in Control" means the occurrence of one of the following events, whether in a single transaction or a series of related transactions:

     1. any Person (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

     2. the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

     3. the consummation of a merger, consolidation, reorganization or similar corporate transaction of the Company, whether or not the Company is the surviving corporation in such transaction, other than (A) a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 60% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or reorganization, or (B) a merger, consolidation or reorganization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

     4. the occurrence of, or the stockholders of the Company approve a Plan of, a complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

     Notwithstanding the foregoing, no "Change in Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

SECTION FOURTEEN.     AMENDMENT OF PLAN

     The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, except (i) no such action may be taken without shareholder approval which increases the benefits accruing to Participants pursuant to the Plan, increases the number of shares of Common Stock which may be issued pursuant to the Plan (except as provided in Section Fifteen I), extends the period for granting Options under the Plan, modifies the requirements as to eligibility for participation in the Plan, or requires shareholder approval under any law or regulation in effect at the time such amendment is proposed for adoption; (ii) no such action may be taken without the consent of the Participant to whom any Award shall theretofore have been granted, which adversely affects the rights of such Participant concerning such Award, except as such termination or amendment of the Plan is required by statute, or rules and regulations promulgated thereunder; and (iii) no such action may be taken if the proposed amendment must be in the discretion of the Committee to comply with the disinterested administration requirements of Rule 16b-3 under the Exchange Act.

SECTION FIFTEEN.     MISCELLANEOUS PROVISIONS

A.	Dividends.

The recipient of an Award may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, dividends or their equivalents, with respect to the number of shares of Common Stock covered by the Award and subject to the terms and conditions of the Plan and any applicable Award agreement.

B.	Nontransferability.

No benefit provided under this Plan shall be subject to alienation or assignment by a Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process of whatever nature. Any attempted alienation, assignment or attachment shall be void and of no effect whatsoever. Notwithstanding the above, Stock Options and Limited Stock Appreciation Rights may be transferred as provided in any Stock Option Agreement.

Payment shall be made only into the hands of the Participant entitled to receive the same or into the hands of the Participant's authorized legal representative. Deposit of any sum in any financial institution to the credit of any Participant (or of a person entitled to such sum pursuant to the terms of this Plan) shall constitute payment into the hands of that Participant (or such person).

C.	No Employment Right.

Neither this Plan nor any action taken hereunder shall be construed as giving any right to be retained as an officer or employee of the Company or any of its Subsidiaries.

D.	Tax Withholding.

The Company shall be authorized to withhold under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of taxes. Such withholding may be deducted in cash from the value of any Award.

E.	Fractional Shares.

Any fractional shares shall be eliminated at the time of payment or payout by rounding down for fractions of less than one-half and rounding up for fractions equal to or more than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

F.	Government and Other Regulations.

The obligation of the Company to make payment of Awards in common stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by any government agencies as may be required. Except as required by law, the Company shall be under no obligation to register under the Securities Act of 1933, as amended ("Act"), any of the shares of common stock issued, delivered or paid in settlement under the Plan. If common stock granted under the Plan may in certain circumstances be exempt from registration under the Act, the Company may restrict its transfer in such manner as it deems advisable to ensure such exempt status.

G.	Indemnification.

Each person who is or at any time serves as a member of the Committee shall be indemnified and held harmless by the Company against and from (i) any loss, cost liability, or expenses that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under the Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to the Plan. Each person covered by this indemnification shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Restated Articles of Consolidation or By-Laws of the Company or any of its Subsidiaries, as a matter of law, or otherwise, or any power that the Company may have to indemnify such person or hold such person harmless.

H.	Reliance on Reports.

Each member of the Committee shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan. In no event shall any person who is or shall have been a member of the Committee be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

I.	Changes in Capital Structure.

If, without the receipt of consideration therefore by the Company, the Company shall at any time increase or decrease the number of its outstanding shares of Common Stock or change in any way the rights and privileges of such Common Stock such as, but not limited to, the payment of a stock dividend or any other distribution upon such Common Stock payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Common Stock, such that any adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of (i) the shares of Common Stock as to which Awards may be granted under the Plan, and (ii) the shares of Common Stock then included in each outstanding Award granted hereunder, shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and non assessable at the time of such occurrence.

If any adjustment or substitution provided for in this Section Fifteen I shall result in the creation of a fractional share of Common Stock under any Award, such fractional share shall be rounded to the nearest whole share and fractional shares shall not be issued.

In the case of any such substitution or adjustment affecting an Option or a Limited Stock Appreciation Right, such substitution or adjustments shall be made in a manner that is in accordance with the substitution and assumption rules set forth in Treasury Regulations 1.424- 1 and the applicable guidance relating to Code Section 409A.

J.	Company Successors.

In the event the Company becomes party to a merger, consolidation, sale of substantially all of its assets or any other corporate reorganization in which the Company will not be the surviving corporation or in which the holders of the common stock will receive securities of another corporation, then such Company shall assume the rights and obligations of the Company under this Plan.

K.	Governing Law.

All matters relating to the Plan or to Awards granted hereunder shall be governed by the laws of the State of Missouri, without regard to the principles of conflict of laws.

L.	Code Section 409A.

This Plan is intended to meet the requirements of Section 409A of the Code and may be administered in a manner that is intended to meet those requirements and will be construed and interpreted in accordance with such intent. All payments hereunder are subject to Section 409A of the Code and will be paid in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment will not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Plan that would cause the payment to fail to satisfy Section 409A of the Code will be amended (in a manner that as closely as practicable achieves the original intent of this Plan) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

M.	Relationship to Other Benefits.

No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing or group insurance plan of the Company or any Subsidiary, except as may be required by Federal law and regulation or to meet other applicable legal requirements.

N.	Expenses.

The expenses of the Plan shall be borne by the Company and its Subsidiaries if appropriate.

O.	Titles and Headings.

The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

GREAT PLAINS ENERGY INCORPORATED
1201 WALNUT STREET
KANSAS CITY, MO 64106

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Great Plains Energy Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GRTPL1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
GREAT PLAINS ENERGY INCORPORATED

The Board of Directors recommends a vote FOR Items 1, 2 and 3. Vote On Directors			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Item 1.	Election ot Directors - Nominees		☐	☐	☐
( ( ( ( ( (	01) D.L. Bodde (07) L.A. Jimenez 02) M.J. Chesser (08) J.A. Mitchell 03) W.H. Downey (09) W.C. Nelson 04) M.A. Ernst (10) L.H. Talbott 05) R.C. Ferguson, Jr. (11) R.H. West 06) W.K. Hall
							For	Against	Abstain
Vote on Proposals

Item 2.	Ratification of appointment of Deloitte & Touche LLP as independent auditors for 2007.						☐	☐	☐

Item 3.	Approve amendments to Long-Term Incentive Plan.						☐	☐	☐

Please be sure to sign and date this Proxy.

For comments, please check this box and write them on the back where indicated.			☐

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

THANK YOU FOR VOTING!

Great Plains Energy Incorporated
Annual Meeting of Shareholders
May 1, 2007
10:00 a.m. Central Daylight Time
The Nelson-Atkins Museum of Art
4525 Oak Street
Kansas City, MO 64111

DETACH CARD	DETACH CARD

GREAT PLAINS ENERGY INCORPORATED
1201 Walnut Street, Kansas City, Missouri 64106

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders
to be held on Tuesday, May 1, 2007.

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

The undersigned hereby appoints M. J. Chesser and W. H. Downey, and each or either of them, proxies for the undersigned with power of substitution, to vote all the shares of common stock of Great Plains Energy Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 1, 2007, and any adjournment or postponement of such meeting, upon the matters set forth on the reverse side of this card, and in their discretion upon such other matters as may properly come before the meeting.

This Proxy, if signed and returned, will be voted as directed on the reverse side. If this card is signed and returned without direction, such shares will be voted FOR the items.

Confidential Voting Instructions to Fidelity Management Trust Company, and its successors, as Trustee under
Great Plains Energy Incorporated’s Employee Savings Plus Plan

I hereby direct that the voting right pertaining to shares of Great Plains Energy Incorporated held by the Trustee and attributable to the account in the Employee Savings Plus Plan shall be exercised at the Annual Meeting of Shareholders on May 1, 2007, or at any adjournment or postponement of such meeting, in accordance with the instructions on the reverse side of this card, to vote upon Items 1, 2 and 3 and on any other business that may properly come before the meeting.

Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE